SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

Martin Marietta Materials, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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April 21, 2009

Dear Fellow Shareholder:

The Directors and Officers of Martin Marietta Materials, Inc. join me in inviting you to attend the Corporation’s Annual Meeting of Shareholders on May 27, 2009. The formal notice of this meeting and the proxy statement describing the matters to be acted upon at the meeting accompany this letter.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting.

Thank you for your continued support of Martin Marietta Materials.

Sincerely,

Stephen P. Zelnak, Jr.
Chairman of the Board and
Chief Executive Officer

Notice of Annual Meeting of Shareholders To Be Held May 27, 2009
PROXY STATEMENT
GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
THE BOARD OF DIRECTORS
DIRECTOR COMPENSATION
CORPORATE GOVERNANCE MATTERS
PROPOSAL 2 -- INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
OPTION EXERCISES AND STOCK VESTED TABLE
PENSION BENEFITS TABLE
POTENTIAL PAYMENTS UPON TERMINATION -- STEPHEN P. ZELNAK, JR.
POTENTIAL PAYMENTS UPON TERMINATION -- ANNE H. LLOYD
POTENTIAL PAYMENTS UPON TERMINATION -- C. HOWARD NYE
POTENTIAL PAYMENTS UPON TERMINATION -- PHILIP J. SIPLING
POTENTIAL PAYMENTS UPON TERMINATION -- DANIEL G. SHEPHARD
EQUITY COMPENSATION PLAN INFORMATION
INCORPORATION BY REFERENCE
SHAREHOLDERS’ PROPOSALS FOR 2010 ANNUAL MEETING
APPENDIX A

MARTIN MARIETTA MATERIALS, INC.
2710 Wycliff Road, Raleigh, North Carolina 27607

Notice of Annual Meeting of Shareholders
To Be Held May 27, 2009

To our Shareholders:

The Annual Meeting of Shareholders of Martin Marietta Materials, Inc. will be held on Wednesday, May 27, 2009, at 11:30 a.m. at our principal office located at 2710 Wycliff Road, Raleigh, North Carolina. At the meeting, the holders of our outstanding common stock will act on the following matters:

(1)	Election as Directors of the four (4) nominees named in the attached proxy statement, each to serve for a term of three (3) years until the Annual Meeting of Shareholders in 2012, and until their successors are duly elected and qualified;

(2)	ratification of the appointment of independent auditors; and

(3)	any other business as may properly come before the meeting.

All holders of record of shares of Martin Marietta Materials common stock (NYSE: MLM) at the close of business on March 20, 2009 are entitled to vote at the annual meeting and any adjournments or postponements of the meeting.

Whether or not you expect to attend the meeting, we hope you will date and sign the enclosed proxy card and mail it promptly in the enclosed stamped envelope.

By Order of the Board of Directors,

Roselyn R. Bar
Senior Vice President, General
Counsel and Secretary

Raleigh, North Carolina
April 21, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL SHAREHOLDER MEETING TO BE HELD ON MAY 27, 2009

The Corporation’s proxy statement, form of proxy card and 2008 Annual Report to Shareholders are also available for review on the Internet at ir.martinmarietta.com/annuals.cfm.

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of Martin Marietta Materials, Inc., a North Carolina corporation, to be held on Wednesday, May 27, 2009, at 11:30 a.m. at the Corporation’s principal office, 2710 Wycliff Road, Raleigh, North Carolina. The Corporation’s audited financial statements and portions of the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are being mailed to shareholders with this proxy statement.

This proxy statement, the proxy card, and the notice of meeting are being sent commencing on approximately April 21, 2009 to shareholders of record on March 20, 2009.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act on the matters outlined in the accompanying notice of annual meeting of shareholders. This statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies to be used at the meeting and at any and all adjournments or postponements of the meeting.

Whether or not you plan to attend the meeting, we encourage you to date, sign, and return your proxy in the enclosed envelope.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on March 20, 2009 are entitled to notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all the shares that you held on that date at the meeting, or any adjournments or postponements of the meeting.

What are the voting rights of the holders of Martin Marietta Materials’ common stock?

Each share of Martin Marietta Materials common stock is entitled to one vote on each matter considered at the meeting.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, beneficial owners presenting satisfactory evidence of ownership as of the record date, and invited guests of the Corporation may attend the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on the record date constitutes a quorum, permitting shareholders to take action at the meeting. On March 20, 2009, there were 42,450,565 shares outstanding of the Corporation’s common stock, $.01 par value per share.

Who will oversee the voting results?

Votes cast by proxy or in person at the annual meeting will be tabulated by an independent inspector of election appointed by the Corporation’s Board of Directors for the annual meeting from American Stock Transfer & Trust Company, the Corporation’s transfer agent. The inspector of election will determine whether a quorum is present. For purposes of determining the presence of a quorum, abstentions will be counted as shares that are present and entitled to vote. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter and specific instructions are not received from the shareholder regarding that matter, those shares represented by the proxy will not be considered as present and entitled to vote with respect to that matter.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Corporation, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card or vote in person. Shareholders whose shares are held by brokers, banks, or other nominees who wish to vote at the meeting will need to obtain a proxy form from the institution that holds its shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your vote, you may revoke your proxy at any time prior to its exercise at the annual meeting (i) by filing with the Corporation’s Secretary an instrument revoking the proxy prior to the meeting, (ii) by the timely delivery to the Corporation’s Secretary, or at the meeting, of a subsequently dated and executed proxy, or (iii) if you attend the meeting, by voting your shares in person. Attendance at the meeting will not in and of itself constitute a revocation of a proxy.

How do I vote my 401(k) shares?

Each participant in the Corporation’s Performance Sharing Plan and the Savings and Investment Plan may direct the trustee as to the manner in which shares of common stock allocated to the plan participant’s account are to be voted. If the plan participant does not return a signed voting instruction card to the trustee in a timely manner or returns a card without indicating any voting instructions, the trustee will vote the shares in the same proportion as shares for which the trustee receives voting instructions for that plan.

How are brokers required to vote? What are “broker non-votes”?

Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares at their discretion. However, the New York Stock Exchange rules preclude brokers from exercising their voting discretion on certain proposals. In such cases, absent specific instructions from the beneficial owner, the broker may not vote on those proposals. This results in what is known as a “broker non-vote.” The election of Directors and the ratification of the appointment of independent auditors are not such proposals, so any broker holding shares for you may vote your shares at their discretion unless you give them specific instructions on how you wish for them to vote.

What vote is required to approve each item?

The election of Directors requires a plurality of the votes cast with a quorum present. “Withheld” votes are not counted in determining whether a plurality of votes was received by a Director nominee.

The ratification of the selection of independent auditors, and any other proposal presented at the meeting, will be approved if more votes are cast by proxy or in person in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be counted “for” or “against” the proposal.

With respect to any other matters that may properly be introduced at the annual meeting, the Corporation’s Bylaws generally require the affirmative vote of a majority of the votes cast for or against a proposal at the meeting to authorize action by the shareholders at the annual meeting.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation, as well as a description of each proposal, is set forth in this proxy statement. The Board recommends a vote:

•	FOR the election of the nominated slate of Directors; and

•	FOR ratification of the selection of Ernst & Young LLP as independent auditors.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 27, 2009

This proxy statement, form of proxy card and the accompanying annual report are also available at ir.martinmarietta.com/annuals.cfm.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of the Corporation’s stock?

The following table sets forth information with respect to the shares of common stock which are held by persons known to the Corporation to be the beneficial owners of more than 5% of such stock as of March 20, 2009. To the best of the Corporation’s knowledge, based in part on filings with the Securities and Exchange Commission as noted below, no person beneficially owned more than 5% of any class of the Corporation’s outstanding voting securities at the close of business on March 20, 2009, except for those shown below.

	Amount and Nature of	Percent
Name and Address of Beneficial Owner	Beneficial Ownership	of Class

Davis Selected Advisers, L.P.(1)	6,307,015	15.23%
2949 East Elvira Road, Suite 101
Tucson, AZ 85706
Ruane, Cunniff & Goldfarb Inc.(2)	5,919,049	14.29%
767 Fifth Ave.,
New York, NY 10153
SPO Advisory Corp.(3)	5,381,235	12.0%
591 Redwood Highway, #3215
Mill Valley, CA 94941
Morgan Stanley(4)	3,366,986	8.1%
1585 Broadway
New York, NY 10036
CI Investments, Inc.(5)	2,100,000	5.07%
2 Queen Street East, 20th Floor
Toronto, ON M5C 3G7 CA

(1)	As reported in Schedule 13G/A dated December 31, 2008 filed with the Securities and Exchange Commission on February 12, 2009.

(2)	As reported in Schedule 13G dated December 31, 2008 filed with the Securities and Exchange Commission on February 13, 2009.

(3)	As reported in Schedule 13F dated December 31, 2008 filed with the Securities and Exchange Commission on February 17, 2009.

(4)	As reported in Schedule 13G dated December 31, 2008 filed with the Securities and Exchange Commission on February 16, 2009.

(5)	As reported in Schedule 13F dated December 31, 2008 filed with the Securities and Exchange Commission on January 9, 2009.

How much stock do the Corporation’s Directors and executive officers own?

The following table sets forth information as of March 20, 2009 with respect to the shares of common stock that are beneficially owned by the Directors and nominees, the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers, individually, and by all Directors and executive officers of the Corporation as a group.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)

Sue W. Cole	32,080	(2,3,)
Anne H. Lloyd	57,958	(4)
David G. Maffucci	15,169	(2)
William E. McDonald	27,911	(2)
Frank H. Menaker, Jr.	38,561	(2)
C. Howard Nye	44,968	(4)
Laree E. Perez	14,073	(2)
Michael J. Quillen	3,724	(2)
Dennis L. Rediker	19,542	(2)
Daniel G. Shephard	54,986	(4)
Philip J. Sipling	118,957	(4)
Richard A. Vinroot	31,847	(2)
Stephen P. Zelnak, Jr.	215,593	(4)
All Directors and executive officers as a group (16 individuals including those named above)	846,612	(2,3,4)

(1)	As to the shares reported, unless indicated otherwise, (i) beneficial ownership is direct, and (ii) the person indicated has sole voting and investment power. None of the Directors or named executive officers individually own in excess of one percent of the shares of common stock outstanding. All Directors and executive officers as a group own 1.99% of the shares of common stock outstanding as of March 20, 2009. None of the shares reported are pledged as security.

(2)	Amounts reported include compensation paid on an annual basis that Directors have received in common stock units that is deferred pursuant to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors. The Directors do not have voting or investment power for their respective share units. The number of common stock units credited to each of the Directors as of March 20, 2009 is as follows: Ms. Cole, 8,830; Mr. Maffucci, 3,169; Mr. McDonald, 10,911; Mr. Menaker, 13,061; Ms. Perez, 2,073; Mr. Quillen, 724; Mr. Rediker, 4,542; and Mr. Vinroot, 11,347. Amounts reported also include options for common stock for each Director, as follows: Ms. Cole, 19,000; Mr. Maffucci, 12,000; Mr. McDonald, 17,000; Mr. Menaker, 24,000; Ms. Perez, 12,000; Mr. Quillen, 3,000; Mr. Rediker, 15,000; and Mr. Vinroot, 20,500.

(3)	Includes an approximation of the number of shares in Ms. Cole’s IRA.

(4)	The number of shares owned for each of Ms. Lloyd and Messrs. Nye, Shephard, Sipling, and Zelnak and all Directors and executive officers as a group assumes that options held by each of them covering shares of common stock in the amounts indicated, which are currently exercisable within 60 days of March 20, 2009, have been exercised: Ms. Lloyd, 22,931; Mr. Nye, 3,291; Mr. Shephard, 14,045; Mr. Sipling, 43,560; Mr. Zelnak, 38,409; and all Directors and executive officers as a group 290,927. The amounts reported also include common stock units credited to each of the named executives in connection with (i) their deferral of a portion of their cash bonus under the Martin Marietta Materials, Inc. Incentive Stock Plan, and (ii) restricted stock awards granted under the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan that are subject to forfeiture in accordance with the terms of the plan, each in the following amounts: Ms. Lloyd, 2,497 and 23,971, respectively; Mr. Nye, 3,134 and 38,543, respectively; Mr. Shephard, 4,026 and 25,486, respectively; Mr. Sipling, 1,421 and 48,402, respectively; Mr. Zelnak, 14,352 and 162,832, respectively; and all Directors and executive officers as a group,32,532 and 385,186, respectively. There are no voting rights associated with the stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors and officers of the Corporation and persons who own more than 10% of the common stock to file with the Securities and Exchange Commission initial reports of ownership and reports in changes in ownership of the common stock. Directors, officers and more than 10% shareholders are required by Securities and Exchange Commission regulations to furnish to the Corporation copies of all Section 16(a) reports filed.

Based solely on its review of the copies of reports furnished to the Corporation and written representations that no other reports were required for the year ended December 31, 2008, the Corporation believes that no Director, officer, or 10% shareholder failed to timely file in 2008 any report required by Section 16(a).

THE BOARD OF DIRECTORS

The Board of Directors currently consists of nine members, eight of whom are non-employee Directors. The Board is divided into three classes with three-year terms.

The Board of Directors has nominated four persons for election as Directors to serve three-year terms expiring in 2012. Unless otherwise directed, proxies will be voted in favor of these nominees. Each nominee has agreed to serve if elected. Each of the nominees is currently serving as a Director. Should any nominee become unable to serve as a Director, the persons named in the enclosed form of proxy will, unless otherwise directed, vote for the election of such other person for such position as the present Board of Directors may recommend in place of such nominee.

One vacancy currently exists on the Board. The Board, and its Nominating and Corporate Governance Committee, will continue to review and evaluate potential candidates to fill such vacancy as promptly as practicable, but do not intend at this time to nominate an additional person for election at the annual meeting to fill the current vacancy. If a vacancy on the Board is filled by the Board after the 2009 annual meeting but before the 2010 annual meeting, such Director would stand for election by shareholders at the 2010 annual meeting of shareholders. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Under our Bylaws, nominations of persons for election to the Board of Directors may be made at an annual meeting of shareholders by the Board of Directors and by any shareholder who complies with the notice procedures set forth in the Bylaws. As described in the proxy statement for our 2008 annual meeting, for a nomination to be properly made by a shareholder at the 2009 annual meeting, the shareholder’s notice must have been sent to, and received by, our Secretary at our principal executive offices between January 20, 2009 and February 19, 2009. No such notice was received during this period. Should any of the following nominees be unavailable for election by reason of death or other unexpected occurrence, the proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the Board of Directors and the election of any substitute nominee.

The following sets forth the age and certain other biographical information for each of the nominees for election and for each of the other members of the Board of Directors as of the date of this proxy statement.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Election to the Board of Directors
For a Term Continuing Until 2012:

David G. Maffucci (58)
Director (since 2005), Chair of the Audit Committee and member of the Finance Committee.

Mr. Maffucci served as Executive Vice President of Bowater Incorporated and President of its Newsprint Division from 2005 to 2006. He served as Chief Financial Officer of Bowater Incorporated from 1995 to 2005. On October 29, 2007, Bowater Incorporated combined with Abitibi-Consolidated Inc. to form AbitibiBowater Inc. (NYSE: ABH). AbitibiBowater produces a wide range of newsprint and commercial printing papers, market pulp and wood products. It is the eighth largest publicly-traded pulp and paper manufacturer in the world. Mr. Maffucci is a Director of Xerium Technologies, Inc., and is a member of its Audit and Compensation Committees.

William E. McDonald (66)
Director (since 1996), Chair of the Management Development and Compensation Committee, member of the Executive Committee and the Nominating and Corporate Governance Committee.

Mr. McDonald served as Senior Vice President, Customer Service Operations, Sprint Corporation, a telecommunications company, until his retirement in 2000.

Frank H. Menaker, Jr. (68)
Director (since 1993), Member of the Audit Committee, the Ethics, Environment, Safety and Health Committee, the Executive Committee and the Management Development and Compensation Committee.

Mr. Menaker is Of Counsel in the DLA Piper international law firm, based in Washington, D.C. Mr. Menaker previously served as Senior Vice President and General Counsel of Lockheed Martin Corporation, a defense, aeronautics, and aerospace company, from 1996 until 2005. He retired from Lockheed Martin in 2006.

Richard A. Vinroot (68)
Director (since 1996), Chair of the Ethics, Environment, Safety and Health Committee and member of the Nominating and Corporate Governance Committee.

Mr. Vinroot has been a member of the law firm of Robinson, Bradshaw & Hinson, P.A. in Charlotte, North Carolina since 1969. From 1991 to 1995, Mr. Vinroot served as Mayor of Charlotte, North Carolina.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”
ALL NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

Directors Whose Terms Continue Until 2010:

Laree E. Perez (55)
Director (since 2004), Chair of the Finance Committee and member of the Audit Committee and the Ethics, Environment, Safety and Health Committee.

Ms. Perez has served as the Managing Partner in The Medallion Company, LLC, an investment management company, since 2003 and as an independent financial consultant with that company since 2002. Ms. Perez is a Director of Reliant Energy, Inc. and is a member of its Nominating and Governance Committee.

Dennis L. Rediker (65)
Director (since 2003), Member of the Audit Committee, the Finance Committee and the Ethics, Environment, Safety and Health Committee.

Mr. Rediker served as President, Chief Executive Officer and a Director of The Standard Register Company, a document services company, from 2000 until his retirement in 2008.

Directors Whose Terms Continue Until 2011:

Sue W. Cole (58)
Director (since 2002), Chair of the Nominating and Corporate Governance Committee and member of the Management Development and Compensation Committee.

Ms. Cole is a principal of Granville Capital Inc., a registered investment advisor. Previously she served as Regional Chief Executive Officer of the Mid-Atlantic Region of United States Trust Company, N.A., an integrated wealth management firm, from 2003 to 2006.

Michael J. Quillen (60)
Director (since 2008), Member of the Ethics, Environment, Safety and Health Committee and the Finance Committee.

Mr. Quillen has served as Chief Executive Officer and a member of the Board of Directors of Alpha Natural Resources, Inc., a leading Appalachian coal supplier, since its formation in 2004. He was named Chairman of the Board of Alpha in 2006. Mr. Quillen served as President of Alpha until 2006. In 2002, Mr. Quillen joined the Alpha management team as President and the sole manager of Alpha’s operating subsidiary, Alpha Natural Resources, LLC, where he has served as Chief Executive Officer since 2003. From 2002 to 2005 he also served in senior executive capacities with other former affiliates of Alpha.

Stephen P. Zelnak, Jr. (64)
Chairman of the Board (since 1997) and Director (since 1993), Chair of the Executive Committee.

Mr. Zelnak has served as Chief Executive Officer of the Corporation since 1993. He previously served as President of the Corporation from 1993 to 2006. Mr. Zelnak is also a Director of Beazer Homes USA, Inc., and Pace Industries.

DIRECTOR COMPENSATION

The Corporation uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Corporation considers the significant amount of time that Directors expend in fulfilling their duties to the Corporation as well as the skill-level required by the Corporation of members of the Board. The Board determines reasonable compensation for Directors upon recommendation of the Management Development and Compensation Committee of the Board, which retains independent compensation consultants to assist it.

Cash Compensation Paid to Board Members

For the fiscal year ended December 31, 2008, all of the Directors, except Mr. Zelnak, who is the Chief Executive Officer of the Corporation and is not compensated separately for his service as a Director, received an annual retainer of $32,500. Directors received $1,250 for each regular or special meeting of the Board and Board committees attended. Members of the Audit Committee received an additional $5,000 in view of their increased responsibilities. The Chair of the Audit Committee received an annual fee of $8,000 in light of his increased responsibilities. Each committee chair (other than the Chairs of the Audit and the Executive Committees) received an annual fee of $4,000. Directors were also reimbursed for travel and other expenses related to attendance at Board and committee meetings. The Corporation’s plane was used to transport some Directors to and from Board and committee meetings, but no Directors received personal use of the Corporation’s plane or other perquisites and personal benefits in 2008.

Equity Compensation Paid to Board Members

All of the Directors in 2008, except Mr. Zelnak, were granted 3,000 non-qualified stock option awards pursuant to the Amended and Restated Stock-Based Award Plan. The stock options granted to the Directors in 2008 were immediately exercisable and expire ten years from the date of grant. The exercise price of the shares of the Corporation’s common stock subject to the options was set at the closing price of the common stock on the New York Stock Exchange on the date the options were granted. Until an option is exercised, shares subject to option cannot be voted nor do they receive dividends or dividend equivalents.

Deferred Compensation Program for Board Members

Pursuant to the Common Stock Purchase Plan for Directors, non-employee Directors may elect to receive all or a portion of their fees in the form of the Corporation’s common stock, which must be deferred until, at the Director’s election, the date the person ceases to be a Director or the date that is one year and one month following the date that the person ceases to be a Director. Directors may elect to receive payment of the deferred amount in a single lump sum or in equal annual installments for a period up to ten years. Directors may also elect to defer their fees paid in cash on the same basis. The Board of Directors unanimously agreed that a minimum of 50% of each Director’s fees would be paid in common stock and deferred pursuant to the terms of the plan. Amounts deferred under the plan in cash are credited with interest at the prime rate. Amounts deferred under the plan in common stock are credited toward units of common stock at a 20% discount from the fair market value of the common stock (the closing price of the common stock as reported in the Wall Street Journal) on the date the Director fees would otherwise be paid. There are no matching contributions made by the Corporation. The units are converted into common stock of the Corporation pursuant to the terms of the plan. Dividend equivalents are paid on the units at the same rate as dividends are paid to all shareholders. The Directors do not have voting or investment power for their respective units.

Director Compensation Table

The table below summarizes the compensation paid by the Corporation to each person who served as a non-employee Directors during the fiscal year ended December 31, 2008.

					Change in Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name(1)	Cash ($)(2)	Awards($)	Awards($)(3)	Compensation($)	Earnings($)(4)	Compensation($)(5)	Total($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Sue W. Cole	65,250		119,670		2,929	29,280	217,129
David G. Maffucci	81,250		119,670		452	24,776	226,148
William E. McDonald	60,250		119,670		4,770	31,253	215,943
Frank H. Menaker, Jr.	71,250		119,670		5,958	37,116	233,994
Laree E. Perez	75,250		119,670		390	12,465	207,775
Michael J. Quillen	64,250		119,670		14	17,057	200,991
Dennis L. Rediker	66,250		119,670		2,648	23,219	211,787
Richard A. Vinroot	54,000		119,670		5,457	30,401	209,528
Former Director
Marcus C. Bennett(6)	16,250				2,351	120,675	139,276

(1)	Mr. Zelnak, who is the Chairman of the Board of Directors and the Chief Executive Officer of the Corporation, is not included in this table because he is not compensated separately for his service as a Director. The compensation received by Mr. Zelnak as an employee of the Corporation is shown in the Summary Compensation Table on page 34.

(2)	The amounts in column (b) reflect fees earned in 2008. Some of these fees were deferred pursuant to the Common Stock Purchase Plan for Directors in the form of common stock units. The number of units of common stock credited in 2008 to each of the Directors under the Common Stock Purchase Plan for Directors and the grant date fair value for these awards in accordance with FAS 123(R), which includes the 20% discount, are as follows: Ms. Cole, 733 units and $89.02 value, respectively; Mr. Maffucci, 908 units and $89.48 value, respectively; Mr. McDonald, 672 units and $89.66 value, respectively; Mr. Menaker, 804 units and $88.62 value, respectively; Ms. Perez, 423 units and $88.95 value, respectively; Mr. Quillen, 724 units and $88.74 value, respectively; Mr. Rediker, 743 units and $89.17 value, respectively; and Mr. Vinroot, 599 units and $90.15 value, respectively. The number of units credited to each of the Directors as of December 31, 2008, including units accumulated under the plan for all years of service as a Director, is as follows: Ms. Cole, 8,830; Mr. Maffucci, 3,169; Mr. McDonald, 10,911; Mr. Menaker, 13,061; Ms. Perez, 2,073; Mr. Quillen, 724; Mr. Rediker, 4,542; and Mr. Vinroot, 11,347. The 20% discount from the market price of the Corporation’s common stock used in converting to common stock is reported in column (g).

(3)	Each Director received 3,000 options in 2008. The amounts in column (d) reflect the dollar amount recognized by the Corporation for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R) for option awards granted in 2008 (3,000 options at a fair value of $39.89 per option). As of December 31, 2008, each Director held options for common stock in the amounts as follows: Ms. Cole, 19,000; Mr. Maffucci, 12,000; Mr. McDonald, 17,000; Mr. Menaker, 24,000; Ms. Perez, 12,000; Mr. Quillen, 3,000; Mr. Rediker, 15,000; and Mr. Vinroot, 20,500.

(4)	The amounts in column (f) reflect interest paid on fees deferred in cash under the plan.

(5)	The amounts in column (g) reflect for each Director: (i) an amount equal to the 20% discount from the market price of the Corporation’s common stock used in converting deferred fees into common stock units pursuant to the Common Stock Purchase Plan for Directors, and (ii) the dollar value of dividend equivalents paid in 2008 on common stock units held under the plan that were not included in the FAS 123(R) value reflected in column (d). The Directors did not receive perquisites or other personal benefits in 2008 except for Mr. Marcus C. Bennett, who received fees related to a consulting agreement entered into after his retirement from the Board.

(6)	Mr. Bennett retired as a Director in May 2008. The Board of Directors entered into a consulting agreement with Mr. Bennett in June 2008 in the amount of $16,000 per month in addition to out-of-pocket travel expenses to attend meetings of the Board of Directors, when requested. Amounts paid under the consulting agreement are included in All Other Compensation.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Philosophy

The Board of Directors has long believed that good corporate governance is important to ensure the Corporation is managed for the long-term benefit of its shareholders. The Corporation’s business is managed under the direction of the Board of Directors. The Board delegates the conducting of business to the Corporation’s senior management team. The corporate governance standards established by the Board provide a structure within which Directors and management can effectively pursue the Corporation’s objectives for the benefit of its shareholders. Even before the adoption of the Sarbanes-Oxley Act of 2002, one of the most critical components that has governed the way the business affairs of the Corporation are conducted has been the Corporation’s Code of Ethics and Standards of Conduct, which has been in place for two decades.

With that backdrop, the Board has endeavored to choose Board and Committee members who are distinguished by a depth of knowledge and experience, to elect a qualified and dedicated management team, and to direct the business affairs of the Corporation to achieve long-term value for shareholders. The Board believes this purpose is particularly important in overseeing the management of a company such as the Corporation that is engaged in a cyclical business where the long-term value for shareholders may not be reflected in current stock prices and which may be temporarily depressed by short-term factors, such as recessionary economies and operating markets.

In furtherance of these goals, in 2002, the Board created a Nominating and Corporate Governance Committee, which consists of three independent Directors. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has adopted a set of Corporate Governance Guidelines for the Corporation. The Nominating and Corporate Governance Committee is responsible for overseeing the guidelines and making recommendations to the Board relating to corporate governance matters.

The New York Stock Exchange has adopted rules that require listed companies like the Corporation to adopt governance guidelines and comply with certain standards regarding corporate governance. The Corporation voluntarily implemented these corporate governance rules even prior to their effective date in 2004. The Corporation’s Chief Executive Officer certifies annually to the NYSE that he is not aware of any violation by the Corporation of the NYSE corporate governance listing standards. This certification is in addition to the certification by the Corporation’s Chief Executive Officer and Chief Financial Officer included with the Corporation’s periodic reports filed with the Securities and Exchange Commission. The Corporation also submits written affirmations to the NYSE annually regarding details of the Corporation’s compliance with the corporate governance rules of the NYSE.

The Corporation’s Corporate Governance Guidelines are posted and available for public viewing on the Corporation’s website at www.martinmarietta.com. The guidelines address a wide array of governance issues. Among other matters, the corporate governance principles of Martin Marietta Materials include the following:

Ethics

•	A comprehensive Code of Ethics and Standards of Conduct applicable to all Directors, officers, and employees of the Corporation, including the Corporation’s executive officers, has been in place since the 1980’s.

•	A confidential telephone hotline for anonymous reporting of complaints and concerns was established in 1994 when the Corporation’s common stock became publicly traded.

•	The Board has had, since 1994, an Ethics, Environment, Safety and Health Committee that is responsible for reviewing and monitoring the Corporation’s program on business ethics and conduct, compliance with environmental laws and regulations and matters concerning health and safety.

•	The Corporation will also disclose on its website any amendments to its Code of Ethics and Standards of Conduct and waivers, if any, of such code as applicable to the Corporation’s Directors and executive officers. Any waiver of the Code of Ethics and Standards of Conduct for Directors or executive officers will be made only by the full Board and promptly disclosed to shareholders within four business days.

Board Independence

•	Eight out of nine Board members are non-employee Directors.

•	Eight out of nine Board members are independent Directors, as defined in the rules of the NYSE, and are not affiliated with the Corporation.

•	The Board has endeavored to replace retiring Directors with independent directors and has, since 2002, added five Directors who are both independent and financially literate.

•	The Corporation’s Corporate Governance Guidelines adopted by the Board reflect the Board’s belief that at least two-thirds of all Directors should consist of independent Directors.

•	The Board has adopted Guidelines for Director’s Independence for the Corporation and has determined that eight of the nine Board members are independent under these Guidelines.

•	The Board has adopted a policy of regularly scheduled executive sessions where the independent Directors meet without management.

Independent Board Committees

•	The Corporation has had, since it went public in 1994, an Audit Committee and a Compensation Committee. In 2004, the Compensation Committee was renamed the Management Development and Compensation Committee to more accurately reflect the Committee’s responsibilities. Both Committees consist entirely of independent Directors, as defined in the rules of the NYSE and the applicable requirements of the SEC.

•	The Nominating and Corporate Governance Committee also consists entirely of independent Directors. Included in the responsibilities of the Nominating and Corporate Governance Committee is oversight of Board nominations and Board committee assignments. The Committee recommends to the Board nominees and committee assignments based on the skills and expertise of the individual nominees and Directors, as well as the needs of the Corporation, among other things.

•	The Audit Committee meets privately with each of management, representatives of the Corporation’s independent auditors, and the Corporation’s internal audit department.

•	The members of the Audit Committee do not receive any consulting or advisory fees or other compensation from the Corporation, other than Directors fees.

•	The members of the Audit Committee have no affiliation with the Corporation other than as a Director of the Corporation.

•	The Board of Directors has determined that the Audit Committee includes at least one member who is an audit committee financial expert as defined in SEC rules.

General

•	The Board and its members are subject to self-assessments of their performance and the Board’s performance.

•	Directors have access to members of the Corporation’s management team and, as necessary and appropriate, to independent advisors.

•	At least annually, the Board evaluates the performance of the Chief Executive Officer.

•	The Board has adopted charters for each of its Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee, which meet the requirements of the rules of the NYSE and are available on the Corporation’s website at www.martinmarietta.com.

Who are the Corporation’s Independent Directors?

All of the Corporation’s Directors are independent, non-employee Directors except Mr. Zelnak. Mr. Zelnak does not sit in the executive sessions of the independent Directors unless invited to attend for a specific discussion nor does he participate in any action of the Board relating to any executive compensation plan in which he may participate. The Board of Directors has determined that no Director (except Mr. Zelnak), or any person or organization with which the Director has any affiliation, has a relationship with the Corporation that may interfere with the Director’s independence from the Corporation and its management.

In assessing the independence of its members, the Board has adopted for the Corporation a set of Guidelines for Director’s Independence. The Guidelines are posted and available for public viewing on the Corporation’s website at www.martinmarietta.com. A copy may also be obtained upon request from the Corporation’s Corporate Secretary. These Guidelines reflect the rules of the NYSE, applicable requirements of the SEC, and other standards determined by the Board to be important in assessing the independence of Board members. The Board has determined that all members of the Board, except Mr. Zelnak, are “independent” under these Guidelines.

In making this “independence” determination, the Board considered other entities with which the Directors were affiliated and any business the Corporation had done with such entities. In that regard, Mr. Vinroot is a member of the law firm of Robinson, Bradshaw & Hinson, P.A. located in Charlotte, North Carolina, which provided certain legal services to the Corporation in 2008. Mr. Vinroot did not work on any of the legal matters for the Corporation. The amount of fees paid to Robinson, Bradshaw & Hinson, P.A. for such services in 2008 was approximately $200,000, representing less than 0.5% of the firm’s gross revenues for the last fiscal year. Accordingly, the Board determined that Mr. Vinroot’s relationship with the Corporation, directly and as a partner of Robinson, Bradshaw & Hinson, P.A., was not material for purposes of the independence determination.

Do the independent Directors ever meet without management?

The Corporation’s Corporate Governance Guidelines adopted by the Board provide that at least two Board meetings each year will include an executive session of the non-employee Directors to discuss such topics as they may choose, including a discussion of the performance of the Corporation’s Chairman and Chief

Executive Officer. In 2008, the Corporation’s non-employee Directors met 5 times in executive session without management, in addition to executive sessions held by committees of the Board. The Chair of the Nominating and Corporate Governance Committee, currently Ms. Cole, a non-employee Director, presides at these executive sessions of non-employee Directors. In the absence of such Chair, the non-employee Directors would elect from among themselves a chair for such an executive session.

How would interested parties make their concerns known to the independent Directors?

The Board of Directors provides a process for shareholders to send communications to the Board. Shareholders and other interested parties may communicate anonymously and confidentially with the Board through the Corporation’s Ethics Hotline at 1-800-209-4508. The Board has also designated the Corporate Secretary to facilitate communications to the Board. Shareholders and other interested parties may communicate directly with the Board of Directors, or directly with non-management Directors, or an individual Director, including the Chair of the Nominating and Corporate Governance Committee, by writing to Martin Marietta Materials, Inc., Attn: Corporate Secretary, 2710 Wycliff Road, Raleigh, North Carolina 27607-3033.

All communications by shareholders or other interested parties addressed to the Board will be sent directly to Board members. While the Corporation’s Ethics Officer and the Corporate Secretary may review, sort, and summarize these communications, all direct communications will be presented to the non-management Directors unless there is instruction from them to filter such communications (and in such event, any communication that has been filtered out will be made available to any non-management Director who wishes to review it).

The Corporation and its Board of Directors will continue to review and evaluate the process by which shareholders or other interested persons communicate with the Corporation and the Board and may adopt other or further processes and procedures in this regard. If so, the Corporation will identify those policies and procedures on its website at www.martinmarietta.com.

How often did the Board meet during 2008?

The Corporation’s Board of Directors held 12 meetings during 2008, 5 of which were regularly scheduled meetings. There were also a total of 21 committee meetings in 2008. In addition, management confers frequently with its Directors on an informal basis to discuss Corporation affairs.

How many times did Directors attend meetings of the Board and its Committees?

In 2008, all Directors attended at least 75% of the meetings of the Board of Directors. All directors attended all of the meetings of the committees of the Board on which they served (during the periods that they served).

Will the Directors attend the Annual Meeting?

The Corporation’s Directors are expected to attend the Corporation’s Annual Meeting of Shareholders. All Directors then serving on the Board attended the 2008 Annual Meeting of Shareholders.

How are Directors compensated?

A table showing the compensation paid by the Corporation to its Directors other than Mr. Zelnak for the year ended December 31, 2008 is included in the section of this proxy statement entitled “DIRECTOR COMPENSATION — Director Compensation Table.” Mr. Zelnak’s compensation as an executive officer of the Corporation is shown in the section entitled “EXECUTIVE COMPENSATION” and he receives no additional compensation for service as a Director.

What Committees has the Board established?

The Corporation’s Board of Directors has six standing committees: the Audit Committee, the Ethics, Environment, Safety and Health Committee, the Executive Committee, the Finance Committee, the Management Development and Compensation Committee, and the Nominating and Corporate Governance Committee.

The Audit Committee, which is composed entirely of non-employee, independent Directors, held 8 meetings during 2008. The Audit Committee meets periodically and separately in executive sessions with management, the independent auditors, and the Corporation’s internal auditors to review the activities of each. The Audit Committee possesses and may exercise the powers of the Board of Directors relating to accounting, auditing, and financial reporting matters of the Corporation, except when such powers are by statute or the Articles of Incorporation or Bylaws reserved to the full Board or delegated to another committee of the Board. The Audit Committee reports regularly to the full Board on these matters. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the Corporation’s independent auditors. Among other duties, the Audit Committee:

•	selects the independent auditors

•	pre-approves all audit and non-audit services provided to the Corporation by the independent auditors

•	monitors the independence of the independent auditors

•	reviews and approves:

◊ the scope and timing of work to be performed by the independent auditors

◊ compensation to be paid to the independent auditors

◊ financial accounting and reporting principles used by the Corporation

◊ policies and procedures concerning audits, accounting, and financial controls

◊ recommendations to improve existing practices

◊ results of the audit and the reports of the independent auditors

•	reviews and discusses the Corporation’s annual audited financial statements and quarterly financial statements with management and the independent auditors

•	reviews and discusses management’s assessment of the effectiveness of the Corporation’s system of internal control over financial reporting

•	discusses the Corporation’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies

•	discusses guidelines, policies, and other matters related to risk assessment and risk management and how the process is handled by management

•	considers allegations, if ever made, of possible financial fraud or other financial improprieties

•	sets clear hiring policies for employees or former employees of the independent auditors

•	reviews the qualifications and the plan and scope of work of the corporate internal audit function

•	prepares an audit committee report as required by the SEC to be in this proxy statement

The Committee’s current members are Directors Maffucci (Chair), Menaker, Perez, and Rediker. The Board of Directors has determined that the Chair of the Audit Committee, Mr. Maffucci, qualifies as an “audit committee financial expert” as defined in rules adopted by the SEC. The Board has also determined that Mr. Maffucci, and the other members of the Audit Committee, are independent of management, as required by the rules of the NYSE, SEC, and the Board’s Guidelines for Director’s Independence.

The Ethics, Environment, Safety and Health Committee held 1 meeting during 2008. It monitors compliance with the Corporation’s Code of Ethics and Standards of Conduct and reviews all matters presented to it by the Corporate Ethics Officer concerning the ethical practices of the Corporation and its Directors, officers, and employees, including conflicts or potential conflicts of interest between the Corporation and any of its Directors, officers, and employees. The Committee also reviews and monitors the adequacy of the Corporation’s policies and procedures and organizational structure for ensuring compliance with environmental laws and regulations, and matters relating to health and safety. The Committee’s current members are Directors Vinroot (Chair), Menaker, Perez, Quillen, and Rediker.

The Executive Committee held no meetings during 2008. It has the authority to act during the intervals between the meetings of the Board of Directors and may exercise the powers of the Board in the management of the business and affairs of the Corporation as may be authorized by the Board of Directors, except to the extent such powers are by statute, the Articles of Incorporation or Bylaws reserved to the full Board. The Committee’s current members are Directors Zelnak (Chair), McDonald, and Menaker.

The Finance Committee held 5 meetings during 2008. It has been delegated general oversight powers related to the management of the financial affairs of the Corporation, including but not limited to, establishing lines of credit or other short-term borrowing arrangements and investing excess working capital funds on a short-term basis. The Committee reviews and makes recommendations to the Board of Directors concerning changes to capital structure, including the incurrence of long-term debt, issuance of equity securities, share repurchases, and the payment of dividends, as well as capital expenditures and the contributions budget. The Committee’s current members are Directors Perez (Chair), Maffucci, Quillen, and Rediker.

The Management Development and Compensation Committee held 5 meetings during 2008. It is composed entirely of non-employee, independent Directors, as required by the rules of the NYSE, who are also “non-employee” and “outside” Directors as those terms are defined by Rule 16b-3 promulgated under the Securities and Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986. The Committee possesses and may exercise the powers of the Board of Directors relating to management development and compensation matters of the Corporation, except when such powers are by statute, the Articles of Incorporation or Bylaws reserved to the full Board or delegated to another committee of the Board. The Committee reports regularly to the full Board on these matters. The purposes of the Committee are to:

•	establish an overall strategy with respect to compensation for officers and management to enable the Corporation to attract and retain qualified employees

•	oversee executive succession and management development plans

•	discharge the Board’s responsibilities relating to compensation of the Corporation’s directors and elected officers

•	administer the Corporation’s equity and other compensation plans, as amended from time to time

•	review and discuss the Compensation Discussion and Analysis and produce a compensation committee report as required by the SEC to be in this proxy statement

The Committee has the power, in its sole discretion, to determine the compensation and benefits to be paid for all elected officers and employees. The Committee also approves and administers the grants of stock options and any other equity-based awards that may be granted by the Corporation.

The Committee reviews and approves the Corporation’s goals and objectives for Chief Executive Officer compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and determines and approves the Chief Executive Officer’s compensation level based on the Committee’s evaluation, which includes executive sessions with the independent directors of the Board of Directors. The Committee also reviews management’s assessment of the performance of other elected officers, and reviews and approves the salary, bonus, and other compensation of such elected officers. The Committee has the authority, in its sole discretion, to retain, pay, and terminate any consulting firm, if any, used to assist in evaluating director, chief executive officer, or senior executive compensation. The Committee has authority to delegate any of its duties under its charter, including to the Chair of the Committee, as it deems appropriate. The Committee also reviews with management at least annually plans for the orderly development and succession of executive management of the Corporation. The Committee’s current members are Directors McDonald (Chair), Cole, and Menaker.

The Nominating and Corporate Governance Committee held 2 meetings in 2008. The Committee is composed entirely of non-employee, independent Directors, as required by the rules of the NYSE. The Committee possesses and may exercise the powers of the Board of Directors relating to the process of governance of the Corporation, except when such powers are by statute, the Articles of Incorporation or Bylaws reserved to the full Board or delegated to another committee of the Board. The Committee reports regularly to the full Board on these matters. The purposes of the Committee are to:

•	oversee the identification and selection of qualified Board and Committee members

•	recommend to the Board director nominees for the next annual meeting of shareholders

•	oversee the development and implementation of a set of corporate governance principles applicable to the Corporation

The Committee also oversees the evaluation of the Board and management (along with the Management Development and Compensation Committee). The Committee has the sole authority to retain, pay, and terminate search firms, if any, used to identify Director candidates. The Committee’s current members are Directors Cole (Chair), McDonald, and Vinroot.

Upon the recommendation of this Committee, the Board of Directors has adopted a set of Corporate Governance Guidelines for the Corporation. The Guidelines are posted and available for public viewing on the Corporation’s website at www.martinmarietta.com. A copy may also be obtained upon request from the Corporation’s Corporate Secretary. Additional information concerning the corporate governance process of the Corporation is contained in the section entitled “CORPORATE GOVERNANCE MATTERS” above.

Will the Nominating and Corporate Governance Committee consider any Director candidates recommended by shareholders?

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for election as a Director at an annual meeting of shareholders of the Corporation, if the shareholder making such recommendation complies with the advance notice provisions of the Bylaws of the Corporation. The Bylaws of the Corporation require advance notice for any proposal for the nomination for election as a Director at an annual meeting of shareholders that is not included in the Corporation’s notice of meeting or made by or at the direction of the Board of Directors. In general, nominations must be delivered to the Secretary of the Corporation at its principal executive offices, 2710 Wycliff Road, Raleigh, North Carolina 27607, not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the proxy statement in connection with the preceding year’s annual meeting of shareholders and must contain specified information concerning the nominee and the shareholder proposing the nomination. Any shareholder desiring a copy of the Bylaws of the Corporation will be furnished a copy without charge upon written request to the Secretary of the Corporation. Since the 2008 annual meeting, the Corporation has not made any material changes to the procedures by which shareholders may recommend nominees to the Corporation’s Board of Directors. Additional information is contained in the section entitled “SHAREHOLDERS’ PROPOSALS FOR 2010 ANNUAL MEETING” below.

How does the Board select nominees for the Board?

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee has also retained a third-party executive search firm to identify potential candidates for its consideration from time to time. The Committee makes an initial determination as to whether to conduct a full evaluation of the candidate, and reviews all information provided to the Committee, including the recommendations for the prospective candidate and the Committee’s own knowledge of the prospective candidate. If the Committee determines that additional consideration is warranted, interviews are conducted by the members of the Committee, as well as the Chief Executive Officer of the Corporation; appropriate inquiries are conducted into the background and qualifications of potential candidates; the Committee meets to discuss its evaluation and feedback from the Chief Executive Officer; and, if the Committee determines to do so, it makes a recommendation to the full Board as to the persons who should be nominated by the Board. The Board of Directors determines the nominees after considering the recommendation and report of the Committee.

In evaluating any potential candidate, the Nominating and Corporate Governance Committee considers the extent to which the candidate has the personal characteristics and core competencies outlined in the Guidelines for Potential New Board Members adopted by the Committee, and takes into account all other factors it considers appropriate. A copy of these Guidelines is attached to this proxy statement as Appendix A. The Committee seeks a diverse group of candidates who possess the background, skills, expertise, and time to make a significant contribution to the Board, to the Corporation, and to its shareholders.

Each nominee approved by the Nominating and Corporate Governance Committee and recommended for election at the 2009 Annual Meeting is a current Director standing for re-election. The Committee received no additional recommendations for Director nominees for consideration at the annual meeting.

Do the Board Committees have charters? How can shareholders obtain them?

The Corporation’s Board of Directors has adopted written charters meeting the requirements of the NYSE for the Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee. These charters address the purposes and responsibilities of each committee, as described above, and provide for an annual performance evaluation of each committee. Copies of these charters are posted on the Corporation’s website at www.martinmarietta.com, along with copies of the Corporation’s Corporate Governance Guidelines, Code of Ethics and Standards of Conduct, and Guidelines for Director’s Independence. A copy of each of these items may also be obtained free of charge by any shareholder upon request by writing to: Martin Marietta Materials, Inc., Attn: Corporate Secretary, 2710 Wycliff Road, Raleigh, North Carolina 27607-3033.

How are transactions with persons related to the Corporation reviewed?

The SEC requires the Corporation to disclose in this proxy statement certain transactions in which the Corporation participates and in which certain persons considered “related persons” of the Corporation have a direct or indirect material interest. These “related persons” would include the directors and executive officers of the Corporation, nominees for director, certain control persons, and their immediate family members.

Each director, executive officer, and nominee for director of the Corporation receives and agrees to abide by the Corporation’s Code of Ethics and Standards of Conduct. The Corporation considers that any transaction in which the Corporation participates and in which any related person of the Corporation has a direct or indirect material interest will be subject to the Corporation’s Code of Ethics and Standards of Conduct and subject to review, approval or ratification, as appropriate under the circumstances, by the Corporation under the standards enumerated in the Corporation’s Code of Ethics and Standards of Conduct. If a proposed transaction is one in which a Director of the Corporation has an actual or potential conflict of interest, it will be subject to review by the Chairman of the Board of Directors and the Chairman of the Nominating and Corporate Governance Committee.

Any waivers of the Code of Ethics and Standards of Conduct for Directors and executive officers may be made only by the Corporation’s Board of Directors or any committee to which it delegates that authority. Any waivers for Directors and executive officers and any amendments to the Code of Ethics and Standards of Conduct will be promptly disclosed to the Corporation’s shareholders.

In assessing the independence of its members, the Board considers any interests a director may have in any transactions in which the Corporation participates. The Board also considers other entities with which the Directors are affiliated and any business the Corporation has done with such entities.

PROPOSAL 2 — INDEPENDENT AUDITORS

The Board of Directors recommends that the shareholders ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Corporation and the effectiveness of the Corporation’s internal control over financial reporting for the fiscal year 2009. The ratification of the appointment of Ernst & Young LLP is being submitted to the shareholders because management believes this to be good corporate practice. Should the shareholders fail to ratify this appointment, the Board of Directors and its Audit Committee will review the matter.

Ernst & Young LLP served as the Corporation’s independent auditors for 2008 and audited the consolidated financial statements of the Corporation for the year ended December 31, 2008 and the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2008. In connection with the audit of the Corporation’s 2008 financial statements, the Corporation entered into an engagement letter with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP would perform audit services for the Corporation. Ernst & Young LLP required that the audit engagement agreement be subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The Audit Committee is solely responsible for retaining or terminating the Corporation’s independent auditors in 2009. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting of Shareholders of the Corporation, will have the opportunity to make a statement if they so desire, and will be available to respond to questions from shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION
OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

Summary of Fees

The following table summarizes the aggregate fees billed for professional services rendered to the Corporation by Ernst & Young LLP in 2008 and 2007. A description of these various fees and services follows the table. None of the audit hours conducted by Ernst & Young LLP in 2008 and 2007 were performed by people other than full time, permanent Ernst & Young LLP employees.

	2008	2007

Audit Fees	$1,515,000	$1,453,000
Audit-Related Fees	173,000	132,000
Tax Fees	230,000	240,000
All Other Fees	0	0

TOTAL	$1,918,000	$1,825,000
Percentage of Audit & Audit-Related Fees to Total Fees	88.0%	86.8%

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP to the Corporation for each of 2008 and 2007 in connection with the annual financial statement audit, the annual internal controls audit, and reviews of the Corporation’s financial statements included in the quarterly reports on Form 10-Q were $1,390,000 and $1,278,000, respectively. During 2008, Ernst & Young LLP also billed the Corporation $125,000 related to the debt issuance in April 2008 under the Corporation’s shelf registration statement. During 2007, Ernst & Young LLP also billed the Corporation $175,000 related to the filing of the shelf registration statement and the April 2007 debt issuance.

Audit-Related Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP to the Corporation for each of 2008 and 2007 in connection with audit-related services, including subsidiary audits and continuing education, were $173,000 and $132,000, respectively.

Tax Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP to the Corporation for each of 2008 and 2007 in connection with tax advice, including consultation on transfer pricing issues, and other tax-related activities were $230,000 and $240,000, respectively.

All Other Fees

There were no other fees billed for other professional services rendered or products provided by Ernst & Young LLP to the Corporation for 2008 and 2007.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by Ernst & Young LLP. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before Ernst & Young LLP is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services, provided that the Chair reports any decision to the Committee at its next scheduled meeting.

Audit Committee Review

In connection with the Audit Committee’s review of services rendered and fees billed by Ernst & Young LLP, the Audit Committee has considered whether the provision of the non-audit related services described above is compatible with maintaining the independent auditors’ independence and has concluded that the provision of these services does not compromise such independence.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors, which is reassessed at least annually for adequacy by the Audit Committee. The Directors who serve on the Audit Committee have no financial or personal ties to the Corporation (other than Director compensation and equity ownership as described in this proxy statement) and are all “independent” for purposes of the Securities and Exchange Commission’s regulations, the New York Stock Exchange listing standards, and the Guidelines for Director’s Independence adopted by the Board of Directors. The Board of Directors has determined that none of the Audit Committee members has a relationship with the Corporation that may interfere with the Director’s independence from the Corporation and its management. Copies of the Audit Committee’s charter and the Corporation’s Guidelines for Director’s Independence can be viewed on the Corporation’s website at www.martinmarietta.com.

The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of the Corporation’s financial reporting, accounting systems, and internal controls. The Corporation’s independent auditors and the vice president of the internal audit function report directly and are ultimately accountable to the Audit Committee.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Corporation’s audited financial statements for fiscal year 2008. In addition, the Committee has discussed with the independent auditors matters such as the quality (in addition to acceptability), clarity, consistency, and completeness of the Corporation’s financial reporting, as required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from the independent auditors written disclosures and a letter concerning the independent auditors’ independence from the Corporation, as required by Independence Standards Board Standard No. 1, (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditors the independent auditors’ independence. The Audit Committee also received from the independent auditors a letter indicating there were no material issues raised by the independent auditors’ most recent internal quality control review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years. These disclosures have been reviewed by the Committee and discussed with the independent auditors.

Based on these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Corporation’s 2008 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

February 16, 2009

AUDIT COMMITTEE

David G. Maffucci, Chair
Frank H. Menaker, Jr.
Laree E. Perez
Dennis L. Rediker

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

We believe that our employees are the Corporation’s most important resource. In developing our executive compensation policies, the Board of Directors, through the Management Development and Compensation Committee, focuses on two primary objectives: compensating our executive officers in a manner that is fair, reasonable and competitive and structuring executive compensation programs to provide incentives consistent with our strategic goals. The executive compensation program is designed to reward high performance in achieving both annual and long-term goals that have the ultimate objective of improving shareholder value. We measure the achievement of goals not only in terms of financial performance, but also by evaluating ethical conduct, safety performance, effectiveness of our internal controls and other factors as determined by the Committee. In 2008, as in prior years, the Committee evaluated financial performance by reference to our operating performance rather than short-term changes in stock price based on its view that our long-term operating performance will be reflected by stock price performance over the long-term. The Board believes this purpose is particularly important in overseeing the management of a company such as the Corporation that is engaged in a cyclical business where the long-term value for shareholders may not be reflected in current stock prices and which may be temporarily depressed by short-term factors, such as recessionary economies and operating markets. The types of compensation and benefits provided to the named executive officers are similar to those provided to other executive officers.

The Role of the Management Development and Compensation Committee

The Committee is responsible for carrying out the philosophy and objectives of the Board of Directors related to executive compensation in addition to its responsibilities of overseeing the development and succession of executive management of the Corporation. The Committee has the authority to determine compensation and benefits for the Corporation’s executive officers. The Committee members are each non-employee, independent Board members pursuant to the New York Stock Exchange rules, and the Committee operates pursuant to a written charter, a copy of which can be viewed on the Corporation’s website at www.martinmarietta.com.

The performance of the Chief Executive Officer and each other executive officer is reviewed regularly by the Committee. Based on this review, the Committee sets compensation for all executive officers. Compensation decisions with respect to the executive officers other than the Chief Executive Officer are based in part on recommendations by the Chief Executive Officer, with input from the Senior Vice President — Human Resources, with respect to salary adjustments and annual cash and equity awards. No other named executive officers participate in the Committee’s decision to set compensation. The Committee can accept, reject or modify any recommended adjustments or awards to executive officers. For the Chief Executive Officer, the Committee sets the levels of annual adjustments and awards based on the criteria it deems to be appropriate under the circumstances. There are no employment agreements between the Corporation and any executive officer of the Corporation, including the Chief Executive Officer.

The Committee uses a mix of annual and long-term compensation to provide a total compensation structure that is designed to motivate executives to achieve the business goals set by the Corporation and reward the Corporation’s executives when they achieve those goals. Although the Committee has no specific pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation, the pay mix is largely dictated by competitive market practice combined with a philosophy of calibrating incentive levels to performance results. The Committee determines the percentage mix of compensation that it believes is appropriate for each of the executive officers based on their judgment and experience, compensation information compiled by management, recommendations of the Chief Executive

Officer (except for his own compensation) and information provided by independent compensation consultants. The Committee has engaged Watson Wyatt Worldwide as its independent compensation consultant to assist it in reviewing the Corporation’s executive compensation program to ensure that the program is consistent with the Board’s philosophy and to provide valuable information and insight as to market pay practices. Watson Wyatt conducted an extensive review and benchmarking study of the Corporation’s compensation program in 2007. In addition, it reviews and provides comments on management’s annual competitive analysis of each component of compensation and total compensation for the Chief Executive Officer and executive officers of the Corporation. Watson Wyatt provides the Committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer. Watson Wyatt also provides feedback to management on proxy information and published compensation surveys, which are then used by the Chief Executive Officer in making recommendations to the Committee with respect to compensation for executive officers other than the Chief Executive Officer.

The Use of Benchmarking Information

The Committee reviews compensation information drawn from various sources, including proxy statements of a peer group of the following companies that we selected primarily from the Standards and Poors 1500 Basic Materials Index with other companies added to the group, that are in the aggregates, cement, natural resources and specialty chemical industries based on similarities in revenue and business characteristics: Albermarle Corporation, Arch Coal Inc., Cabot Corporation, Cytec Industries Inc., FMC Corporation, Granite Construction Inc., Headwaters Inc., Louisiana Pacific Corp., Lubrizol Corp., Mosaic Company, Packaging Corp of America, RPM International, Inc., Sigma Aldrich Corp., Sonoco Products Co., Universal Forest Products Inc., Valspar Corporation and Vulcan Materials Company. Because the information in the proxy statements of these companies generally does not provide precise comparisons by position to our executive officers, the Committee also takes into consideration published independent compensation surveys of companies with revenue in the range of $2 billion to $2.5 billion as to median levels for each executive officer. As to the Chief Executive Officer’s compensation, the Committee reviews compensation information derived from both the peer group described above and the published surveys described in the preceding sentence, as well as the advice of Watson Wyatt. The peer group used for compensation purposes, which is described above, is broader than the peer group used by the Corporation for the five-year performance chart included in the 2008 Annual Report to Shareholders because the Committee believes that the Corporation’s direct competition for talent is broader than the companies that are included in the performance peer group.

In 2008, the Committee compared annual base salaries to the median compensation levels or the 50th percentile of executive officers performing similar job functions at the companies in both the peer group survey and the published surveys described above that were reviewed. The same peer group survey was used to consider compensation for the Chief Executive Officer and the executive officers responsible for operations. The published surveys described above were used to consider compensation for the Chief Executive Officer and all the named executive officers. The Committee also reviewed a range of market pay for similarly-situated executive officers. It also compared targets for all variable pay, which is compensation other than base salaries, to the median level. The variable pay is based on specific performance measurements as discussed below for each component of compensation and is therefore commensurate with actual performance. In structuring variable pay, the Committee sought to give each executive officer the opportunity to earn more than the median of the total compensation paid to executive officers performing similar job functions at the peer companies for outstanding performance. The Committee used the median level for benchmarking purposes because it believes that is the appropriate level to attract and retain executive officers. Coupled with the opportunity to earn higher amounts commensurate with performance, the Committee believes high performing executives are given appropriate incentives and rewards for performance that results in improved shareholder value.

Although the Committee used the benchmark standards as its starting point in setting compensation levels, the compensation packages for executive officers may vary materially from the peer group benchmarks based on several factors. Market data, position, tenure, individual and organization performance, retention needs and internal pay equity have been the primary factors considered in decisions to increase or decrease compensation opportunities. Specifically, the Committee sets compensation levels below the benchmark levels for executive officers with relatively less relevant experience, less responsibility, less tenure with the Corporation and/or lower performance ratings. Conversely, if an officer consistently receives favorable performance ratings, accumulates years of service and expertise in relevant areas, has more responsibility and/or has significant other achievements, his or her compensation will typically be above the peer group median. Long-term compensation to executive officers is based on specific performance measurements as discussed below for each component of compensation.

Compensation Structure and Awards for 2008

The Committee periodically reviews the components of the Corporation’s executive compensation program to ensure that pay levels are competitive and that incentive opportunities are effective in attracting and retaining talented employees. Consistent with the Committee’s approach in prior years, the 2008 executive compensation program was based on the following principles:

•	Base salaries that provide a base level of compensation targeted to the median level of salaries paid to officers in comparable companies with perceived comparable responsibilities.

•	Annual cash bonuses that award recipients if they achieve or exceed performance results against established targeted corporate and personal goals.

•	Stock purchase awards that encourage stock ownership and reward future stock price appreciation by permitting the recipients to purchase stock at a discount with cash from bonus awards.

•	Long-term equity compensation that links officers’ rewards directly to the return realized by the Corporation’s shareholders. This component includes both stock options and restricted stock awards, some of which are based on the Corporation’s performance and some of which are granted in connection with executive succession planning for the Corporation’s management.

•	Retirement and other benefits that are designed to attract and retain employees. The level of retirement payments reward employees who remain with the Corporation for longer periods of employment.

When setting total compensation for each of the named executive officers, the Committee reviewed in 2008 tally sheets that showed the executive’s total current compensation, including equity and non-equity based compensation. In establishing specific award levels in 2008, the Committee reviewed award amounts granted in past years but it did not adjust amounts or otherwise take into account other award amounts or prior awards that vested because all of the components are targeted at median levels with the opportunity to exceed such levels for superior performance. When the performance is achieved, we believe that the executive officers should be rewarded and that this approach is consistent with achieving sustained value for the shareholders.

Base Salary

The Corporation provides the named executive officers with base salaries to provide minimum compensation for services rendered during the fiscal year. Salary levels for executive officers are typically considered by the Committee annually as part of each executive officer’s performance review as well as upon a promotion or other change in job responsibility, and may be increased or decreased at that time based on: (1) the Committee’s agreement on the individual’s contribution to the Corporation, and (2) changes in median competitive pay levels. The competitive market rate based on the benchmarking standards referred to above and proposed individual salary for each executive are presented by the Chief Executive Officer to the Committee, along with data supporting the recommendations, other than for himself. In assessing the Chief Executive Officer’s base salary for 2008, the Committee reviewed base salary data for chief executive officers in the compensation studies described above. It also considered the advice of Watson Wyatt and certain other qualitative factors including the Committee’s belief in Mr. Zelnak’s continued superior stewardship of the Corporation and his accomplishment of positioning the Corporation to derive long-term value for the Corporation’s shareholders. Mr. Zelnak’s base salary for 2008 was within the ranges indicated by the compensation studies and suggested by Watson Wyatt.

Annual Bonus Compensation

We award annual cash bonuses based on corporate performance objectives and the achievement of individualized targeted goals. This furthers the Corporation’s compensation philosophy in that it encourages superior performance and rewards the achievement of the Corporation’s annual goals. In 2008, under the Corporation’s Executive Incentive Plan, the amount of bonus that an executive could receive was based upon a percentage of that executive’s base salary. All of the executive officers participate in the plan, except for Mr. Zelnak, for whom bonus compensation is awarded outside of the plan.

In determining awards granted under the plan, the Committee first reviews the achievements of the Corporation for the past year as compared to its targeted goals set at the end of the previous year. The Committee then conducts a comparative review of the individual contributions of each of the executive officers towards achieving these goals. The Committee also considers qualitative measures of performance for the executive officers such as adherence to and implementation of the Corporation’s Code of Ethics and Standards of Conduct, safety, customer satisfaction, and product quality.

The amount awarded to each executive officer is based upon the Committee’s general review of each individual’s achievement of individualized targeted goals, including standard objective measures of financial performance such as earnings, cash flow, and other key sales and production metrics for the Corporation as a whole and for individual business units, and subjective measures, such as the individual’s overall contribution to the Corporation, personal or organizational development and overall effectiveness of the executive. The target for these goals, which is a percentage of base salary depending upon the executive’s position, is set at or about the median level of the executives with comparable responsibilities at the comparable company group. For 2008, the target bonus level set for each of the named executive officers was a percentage of such officer’s base salary: 90% for the President, and 80% for the other named executive officers. The maximum is 150% of target commensurate with performance at that “stretch” level. There is no threshold since there is no guaranteed bonus if the performance goals are not met.

The objective goals vary by the position of the executive officer. They are established at the beginning of each plan year and are based upon the Corporation’s Long Range Operating Plan, which is set at the end of the previous year. For executives in corporate staff positions, 50% of the determination is made with respect to the Corporation’s performance and 50% is based on the individual’s performance against established objectives. For executives with operating unit responsibility, 50% of the determination is made with respect to the operating unit’s performance, 25% is based on the Corporation’s performance and 25% is based on the individual’s performance against established objectives.

The individualized target goals are tailored for each executive, his or her specific areas of responsibility and the then-current and longer term goals of the Corporation. In addition, achievement of the goals typically is in part dependent on conditions outside the control of each of the named executive officers. For example, we have a strong focus on safety in our operations. Regardless of the achievement of other targets, incentive awards are reduced for all employees in the event of any workplace fatality in the Corporation. Similarly, our business may be adversely affected by hurricanes or other weather-related conditions.

Although there is substantial uncertainty with respect to achieving the target levels at the time the goals are set and communicated, our named executive officers have a reasonable expectation of receiving a cash incentive award at a level that is near their target level. However, the “stretch” levels remain extremely difficult to obtain and the maximum cash award level has not been achieved in prior periods.

The bonus level for 2008 for the named executive officers was 60% of target as a result of the Corporation’s lower financial performance in 2008 even though the named executive officers achieved near their target levels on the individualized personal goals. The factors that the Committee took into account in determining the Corporation’s performance in 2008 included a detailed assessment of the Corporation’s overall financial performance and each segment’s financial performance, the Corporation’s continuing cost reduction and automation initiatives in a challenging economic environment, record safety results with the Corporation’s best safety performance and an improved injury incident rate over the prior year’s record low rate, and continuing achievement of excellent management of working capital.

Mr. Zelnak does not participate in the Corporation’s Executive Incentive Plan and his bonus, if any, is determined at the discretion of the Committee. Generally, his bonus level is approximately 100% of his base salary although there is no specific target for the Chief Executive Officer’s bonus. The Committee did not attempt to set Mr. Zelnak’s 2008 bonus in any particular relationship to peer compensation survey data. The Committee awarded him an annual incentive bonus of $660,375 for 2008 after considering many diverse factors. Consistent with its compensation philosophy that focuses on long-term performance, the Committee considers whether there are factors in addition to quantitative ones that should be taken into account in establishing the overall level of Mr. Zelnak’s compensation. In this regard, the Committee considered accomplishments that benefit shareholders in the longer term. In determining the amount of Mr. Zelnak’s bonus for 2008, the Committee took into account the same type of objective performance measures and qualitative measures, such as the effectiveness and quality of Mr. Zelnak’s leadership of the Corporation, as it would typically consider for executive officers who receive awards under the plan.

The following achievements were considered by the Committee in determining Mr. Zelnak’s 2008 bonus:

•	Earnings per share of $4.20 despite a decrease of 13% in volumes over prior year, and return on shareholders equity in 2008 of 17.9%. Although the return on the Corporation’s common stock in 2008 was (25.7%) assuming reinvestment of dividends, it exceeded the return to shareholders of the S&P 500 and the S&P Materials Index.

•	The stringent focus on reducing costs, including overtime, and discretionary expenses.

•	Achievement of record employee safety performance, including further improvement in total injury incidence and lost-time incidence rates.

•	The innovative use of the Corporation’s information systems to achieve new and improved applications to enhance customer service and management’s ability to analyze and manage the business.

•	No material deficiencies in the Corporation’s system of internal control over financial reporting.

•	The continued successful implementation of the Corporation’s focus on long-haul transportation to build a competitive advantage, on assembling assets in growth areas and on continuing its disciplined growth strategy with the completion of three acquisitions.

Because subjective performance criteria are used in determining the bonus compensation paid under the Executive Incentive Plan and the bonus compensation paid to Mr. Zelnak, the bonus compensation does not qualify for the performance-based exception to the $1,000,000 limit on deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code of 1986.

Performance-Based Stock Purchase Awards

The Incentive Stock Plan is intended to give the named executive officers who participate in the Executive Incentive Plan the opportunity to invest up to 50% of their annual cash bonus to purchase units that are subsequently converted into shares of common stock pursuant to the terms of the plan at a 20% discount from the market price of the Corporation’s common stock on the date the amount of the bonus is determined. Participation in the plan is elective, except that all senior officers of the Corporation are required to invest a minimum of 20% of their cash bonus towards the crediting of units under the plan, except for the Chief Executive Officer who is required to invest a minimum of 35% of his cash bonus towards the crediting of such units. The units generally vest in three years from the date of the award and are distributed in shares of common stock.

The mandatory contribution requirement directly links a portion of executive officer compensation to shareholder returns. The vesting aspect combined with the yearly stock purchase requirement creates continuous overlapping three-year cycles, which encourage executive officer retention and provide a continuous link of a significant portion of executive officer compensation with shareholder return over the long-term to reward these executive officers in line with our shareholders when our stock price increases.

Long Term Incentive Compensation

The Corporation’s long-term compensation in 2008 was equity awards granted in the form of stock options and restricted stock units. When the Committee grants each component of long-term compensation, it first determines the intended cash value of the award based on specific performance metrics described below. It then converts the cash value into an equity award using the closing price of the common stock on the date of award. The equity award is subject to vesting and forfeiture as described below. The target for the awards is the median of comparable companies and the Committee has designed the awards to give the participants an opportunity to exceed the median level with high performance. Accordingly, these components of the executive compensation program encourage participants to focus on the long-term performance of the Corporation and provide an opportunity for executive officers to increase their stake in the Corporation. The long-term incentive compensation program delivers more value to executive officers if the value of the Corporation’s stock increases.

LTIP Awards.  The Corporation’s long-term incentive program (LTIP Awards) consists of (1) granting a mix of options and restricted stock units and (2) basing the amount of the award on the performance of the Corporation. The Committee believes that the mix provides better incentives to executive officers than either options or restricted stock units alone. In addition, a change in the accounting rules beginning in 2006 made stock options less attractive because of their impact on our financial statements. Stock options link the compensation provided to the named executive officers with gains realized by the shareholders and therefore serve to confer on recipients an ownership interest in the Corporation. These awards also assist the Corporation in maintaining competitive levels of total compensation. The vesting periods associated with stock options encourage the continued retention of these individuals. The granting of restricted stock unit awards to executive officers continues to provide a motivating form of equity compensation and provides certain advantages over the use of only stock options because restricted stock units have an intrinsic value when granted and executives holding these awards share an immediate downside risk with our shareholders. In addition, restricted stock units permit us to issue fewer shares to deliver the same value, thereby reducing potential dilution.

For each named executive officer, other than the Chief Executive Officer, the Committee derived a target dollar value for this component of compensation based on a review of equity award data in the compensation studies described above and input from Watson Wyatt. The target is increased each year by an amount equal to the average percentage increase in base pay for each level of officer and relevant subjective considerations, such as a promotion or expanded responsibilities. Based on the Corporation’s return on invested capital as compared to the weighted average cost of capital for the preceding fiscal year, the award is granted based on a predetermined percentage of the target in the range of 0-200%. The maximum award (200%) is a stretch goal based on the Committee’s subjective determination that such level of shareholder value created by the Corporation is outstanding, and is achieved when the Corporation’s return on invested capital is at least 6% higher than the weighted average cost of capital, which was achieved in 2008. One-third of the dollar value was then converted to stock options and two-thirds of the dollar value was converted to restricted stock units using the closing price on the date of grant. The Committee selected the Corporation’s return on invested capital as compared to the weighted average cost of capital as the performance criterion for this award because of its view that this is a standard measure of the Corporation’s performance. The one-third stock options to two-thirds restricted stock units bases was determined on a variety of factors, including lattice modeling values for options, median levels of compensation, and a subjective view regarding the appropriate mix of restricted stock units and stock options in light of compensation, incentive and accounting considerations.

In 2008, the Committee awarded Mr. Zelnak 45,072 options and 22,536 shares of restricted stock units that are subject to vesting, which the Committee believes will align this portion of Mr. Zelnak’s compensation directly with the Corporation’s performance over the long term. In exercising its discretion for Mr. Zelnak, the Committee generally follows the same procedures as are followed in determining the amount of annual bonus compensation discussed above. The Committee determined the dollar value for this component of Mr. Zelnak’s compensation by starting with the median level of long-term compensation identified in the compensation studies reviewed. The Committee then adjusted the amount as it deemed appropriate based on its subjective determination of the Chief Executive Officer’s performance. The dollar value was converted to a mix of one-third stock options and two-thirds restricted stock units, as are the long-term stock option and restricted stock unit awards for the other named executive officers.

The stock options granted in 2008 vest ratably over 4 years and the restricted stock units vest on the fourth anniversary of the grant date, in each case in general if the executive is continuously employed from the date of grant through the vesting date. Prior to the exercise of a stock option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. Executives who receive awards of restricted stock units (including restricted stock units discussed below) receive dividend equivalents paid on the shares awarded at the same rate and at the same time as the other shareholders of the Corporation. The value of the receipt of these dividend equivalents is included in the value of the restricted stock unit awards shown in the Summary Compensation Table. We pay these dividend equivalents to remain competitive on compensation because the majority of other comparable companies in compensation surveys pay dividends or equivalents.

Performance-Based Restricted Stock Unit Awards.  In 2008, the Committee granted restricted stock unit awards to the named executive officers under the Amended and Restated Stock-Based Award Plan. These awards were in addition to the LTIP awards described in the preceding paragraphs. The Committee makes these awards in addition to the awards described above because these awards incentivize performance relative to other public companies with which the Committee believes the Corporation competes for investors. By contrast, the awards described under the heading LTIP Awards reward the Corporation’s performance without regard to the performance of other companies. These awards vest three years from the date of grant and require the executives to remain employed for the three-year period for vesting to occur. This approach offers the opportunity for the value of the awards to increase if the value of the Corporation’s common stock increases, thereby further aligning the executive’s interests with those of our shareholders.

The restricted stock unit awards granted in 2008 were based on the Corporation’s performance as measured by its total return on shareholders’ investment that is equally weighted and determined by a total return to shareholders ranking that has a target level of at least the 60th percentile as compared to the Standard and Poor’s index of 400 MidCap companies and to the Standard and Poor’s 1500 Basic Materials Index over the three year period ending on December 31, 2007. No award would have been granted if the Corporation had not met the threshold performance objectives. The target award was based on 40% of each executive officer’s base salary. The executives would have earned 50% of their targeted award if the Corporation achieved the threshold 30th percentile as compared to each of the comparison groups, 100% of their targeted award if the Corporation had achieved the 60th percentile level, and 200% of the targeted award if the Corporation had achieved the 75th percentile level. These percentages were selected because, at the target level, it rewards executives for performance that surpasses the comparison groups of companies. The threshold and stretch goals were determined based on the Committee’s subjective determination that these were appropriate. For the awards granted in 2008, the Corporation had a total return to shareholders of 162.5% over the previous three years that resulted in the achievement by the Corporation of the 93rd percentile of the companies in the Standard and Poor’s index of 400 MidCap companies and the 89th percentile as compared to the Standard and Poor’s 1500 Basic Materials Index. The total award in 2008 based on the Corporation’s performance was 200% of the target.

Succession Planning Restricted Stock Unit Awards.  In 2003, the Committee granted restricted stock unit awards to a group of five executive officers and to the Chief Executive Officer, then ranging in age from 55 to 58, in connection with executive succession planning for the Corporation. The purpose of these awards was to provide an additional level of retention compensation to certain highly-valued executive officers. The nature and size of the awards were determined based on a variety of factors, including the advice of Watson Wyatt as to the type and level of award that would be effective in retaining the executives for the desired period of time. The Committee considers these awards to serve a specific purpose and did not adjust the level of other equity awards granted to these individuals because of these awards. The awards vest when each executive officer reaches age 62 if employed with the Corporation at that time and for the Chief Executive Officer, after six years of continued employment with the Corporation.

These awards are reflected in the “Stock Awards” column of our Summary Compensation Table, with the amount included in that column for each executive officer who received them being the ratable portion of the value of the award over the vesting period. Because the vesting period is shorter for the older recipients of these awards, the corresponding amount reflected in the table for those executives is greater than that reflected for younger executives who received the same number of restricted stock units due to the shorter effective vesting period.

Stock-Based Awards Generally.  All stock purchase awards under our Incentive Stock Plan and performance-based restricted stock unit awards are granted at the Committee’s regularly scheduled meetings in February following the availability of financial results for the prior year, and all LTIP awards are granted in May to enable us to consider current proxy information and compensation surveys for comparable companies. Newly hired executive officers may, subject to the discretion of the Committee, receive an award of restricted stock units as of the date of their hire. The per-share exercise price for all stock options and restricted stock units are awarded at the New York Stock Exchange closing price of the Corporation’s common stock on the date of the grant. The Committee has never granted stock options with an exercise price that is less than the closing price of the Corporation’s common stock on the grant date nor has it granted options that are priced on a date other than the date the Committee took action to make such grants. The Committee’s schedule is determined several months in advance and the proximity of any awards to earnings announcements or other market events is coincidental.

All of the Corporation’s equity-based award plans have been approved by shareholders.

Ownership Guidelines

The Corporation does not have formal minimum ownership guidelines for the named executive officers but, as noted above, it does generally require that executive officers, other than the Chief Executive Officer, invest a minimum of 20%, and that the Chief Executive Officer invest a minimum of 35%, of each year’s cash bonus award in common stock units of the Corporation through the Incentive Stock Plan, which awards vest generally after three years of additional employment with the Corporation. In addition, a significant portion of the executive compensation program is in the form of equity awards that vest over various periods. There is no required holding period beyond the vesting period. The Committee believes that the equity components of the compensation program appropriately align the interests of executive officers with the interests of our shareholders, as more fully described above.

Perquisites

The Corporation provides named executive officers with perquisites that the Committee believes are appropriate, reasonable and consistent with its overall compensation program to better enable the Corporation to attract and retain superior employees for key positions. The Committee periodically reviews the types and levels of perquisites provided to the named executive officers. The value of each of the named executive officer’s perquisites is included in the annual compensation set forth in the Summary Compensation Table.

The perquisites provided in 2008 to the named executive officers included personal use of leased automobiles and, for some executive officers, personal use of the Corporation’s plane and personal use of country club or dinner club memberships. The Corporation also provides to executive officers and other employees certain other fringe benefits such as tuition reimbursement, airline club dues, professional society dues, and food and recreational fees incidental to official company functions.

Retirement and Other Benefits

In order to attract, retain and maintain market competitive levels of compensation, we provide retirement and other benefits to the named executive officers and other employees. The benefits under the defined benefit pension plan are more valuable for employees who remain with the Corporation for longer periods, thereby furthering the Corporation’s objectives of retaining individuals with more expertise in relevant areas and who can participate in management development for purposes of executive succession planning. All of the Corporation’s salaried employees are eligible to participate in the following retirement and other plans. The named executive officers participate in the plans on the same terms as the Corporation’s other salaried employees. Additional information regarding these benefits is under the heading Pension Benefit Table below and the accompanying narrative.

Pension Plan.  We have a defined benefit pension plan under which full-time salaried employees of the Corporation who have completed five continuous years of employment with the Corporation, including the named executive officers, earn the right to receive certain benefits upon retirement on a reduced basis at or after age 55 and on an unreduced basis at or after age 62. Retirement benefits are monthly payments for life based on a multiple of the years of service and the final average eligible pay for the five highest consecutive years in the last ten years before retirement, less an offset for social security. The amount is equal to the sum of (A) plus (B) plus (C) below:

(A)	1.165% of the participant’s final average eligible pay up to social security covered compensation, multiplied by the participant’s credited years of service up to 35 years;

(B)	1.50% of the participant’s final average eligible pay in excess of social security covered compensation, multiplied by the participant’s credited years of service up to 35 years;

(C)	1.50% of the participant’s final average eligible pay multiplied by the participant’s credited years of service in excess of 35 years.

Supplemental Excess Retirement Plan.  We also have a nonqualified restoration plan that covers any employee in the defined benefit pension plan, including the named executive officers, who are highly compensated and whose qualified plan benefit is reduced by Internal Revenue Code benefit and pay limits in Sections 415(b) and 401(a)(17). The plan is based on the same formula as the qualified Pension Plan described above. Benefits under our nonqualified plan are paid from our general assets.

Performance Sharing Plan.  The Performance Sharing Plan is a tax-qualified defined contribution retirement savings plan pursuant to which all salaried employees, including the named executive officers, are eligible to contribute up to the limit prescribed by the Internal Revenue Service on a before-tax basis and up to an additional 10% on an after-tax basis. We match 50% of the first 7% of pay that is contributed by employees to the Performance Sharing Plan up to Internal Revenue Service limitations. All contributions as well as any matching contributions are fully vested upon contribution.

Retiree Medical.  Employees who commenced employment with the Corporation prior to December 1, 1999 and who retire with at least 5 years of service are currently eligible for retiree medical benefits for life. Employees who commenced employment with the Corporation between December 1, 1999 and December 31, 2001 and who retire with at least 15 years of service are currently eligible for retiree medical benefits until age 65. Employees share the cost of retiree medical based on their years of service and a predetermined cap on total payments by the Corporation.

Medical Insurance.  The Corporation provides an opportunity to all of its salaried employees and the employees’ immediate family to select health, dental and vision insurance coverage. The Corporation pays a portion of the premiums for this insurance for all employees. All employees, including the named executive officers, pay a portion of the premiums depending on the coverage they choose.

Life and Disability Insurance.  The Corporation provides to all of its salaried employees, including the named executive officers, certain disability and/or life insurance. All employees, including the named executive officers, pay a portion of the premiums depending on the coverage they choose.

Housing Allowance and Relocation Costs.  The Corporation provides relocation benefits, including a housing allowance, to certain employees upon their employment with the Corporation or in conjunction with a job promotion.

Potential Payments Upon Termination or Change of Control

The Corporation has entered into an Employment Protection Agreement with each of the named executive officers that provides for certain payments and benefits upon a change of control. The Corporation’s equity-based award plans and retirement plans also provide for certain post-termination payments and benefits. The Committee believes these payments and benefits are important to align the interests of the executive officers with the interests of the shareholders because the agreements will reduce or eliminate the reluctance to pursue potential change of control transactions that may ultimately lead to termination of their employment but otherwise be in the best interests of our shareholders. There are no employment agreements with any employees of the Corporation, including the named executive officers. The Employment Protection Agreement is described on pages 42-43 of this Proxy Statement.

In addition, the Corporation’s Amended and Restated Stock-Based Award Plan, pursuant to which equity-based awards are made to the executive officers, provides that upon the occurrence of a change of control of the Corporation as provided in the Employment Protection Agreements, all time periods for purposes of vesting in, or realizing gain from, any outstanding award under the plan will automatically accelerate.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code of 1986 makes certain compensation to the named executives in excess of $1 million non-deductible to the Corporation unless it is based on objectively determined performance criteria pursuant to a plan approved by shareholders. Two of the named executive officers received annual compensation exceeding $1 million in 2008 that is not deductible pursuant to Section 162(m).

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m). Although the Committee has structured the current compensation program based on various performance criteria as described above, certain aspects of the program do not comply with the other requirements of Section 162(m). The Committee has determined that it is essential in achieving the compensation objectives discussed above to retain the flexibility to exercise subjective judgment in assessing an executive’s performance. The Committee believes that the achievement of the Corporation’s general compensation policies and objectives that are currently in place best serves shareholder interests.

As noted above, the Corporation has moved from using only stock options as its long-term equity compensation component to a mix of options and restricted stock units. This was in part due to the change in accounting procedures required by FAS 123(R) beginning in 2006. As a result of this change, which provided that options would be accounted for on an equal footing with restricted stock units, restricted stock units became a more viable component of compensation.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 22 of this proxy statement. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s Annual Report on Form 10-K and this Proxy Statement.

February 17, 2009

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE

William E. McDonald, Chair
Sue W. Cole
Frank H. Menaker, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION IN COMPENSATION DECISIONS

The members of the Corporation’s Management Development and Compensation Committee are Directors McDonald, Cole, and Menaker, none of whom has ever been an officer or employee of the Corporation or any of its subsidiaries. There are no executive officer-Director interlocks where an executive of the Corporation serves on the compensation committee of another corporation that has an executive officer serving on the Corporation’s Board of Directors.

EXECUTIVE COMPENSATION

Executive Officer Compensation

The following tables show annual and long-term compensation earned by the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers for the year ended December 31, 2008 for services in all capacities to the Corporation. Other than compensation paid by the Corporation as set forth below, no annual or long-term compensation of any kind was paid to the Chief Executive Officer or other named executive officers of the Corporation in the year ended December 31, 2008. These tables and the accompanying narratives should be read in conjunction with the Compensation Discussion and Analysis section of this proxy statement, which provides a detailed overview of the methods used by the Corporation to compensate its officers, including the named executive officers.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2008. The Corporation has not entered into any employment agreements with any of the named executive officers.

Based on the fair value of equity awards granted to the named executive officers in 2008 and the base salary of the named executive officers, the base salary accounted for approximately 22% of the total compensation of the Chief Executive Officer and approximately 30% of the total compensation of the other named executive officers, while incentive compensation including the cash bonus accounted for more than 70% of the total compensation of each of the named executive officers. Because the value of certain equity awards included below is based on the FAS 123(R) value, these percentages may not be able to be derived using the amounts reflected in the table below.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Non-Qualified
				Stock		Non-Equity	Deferred
				Awards	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary($)	Bonus ($)(1)	($)(2)	Awards($)(3)	Compensation($)	Earnings($)(4)	Compensation($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Stephen P. Zelnak, Jr.	2008	1,100,625	429,244	4,304,406	1,890,320		689,310	389,381	8,803,286
Chairman and CEO	2007	1,036,782	715,000	5,041,520	2,464,865		2,934,507	403,559	12,596,233
	2006	968,333	942,500	3,146,597	1,845,272		2,196,105	375,730	9,474,537
Anne H. Lloyd	2008	430,000	165,120	678,066	356,448		153,819	81,802	1,865,255
Senior Vice President,	2007	393,333	236,630	471,772	258,371		100,870	65,184	1,526,160
CFO and Treasurer	2006	346,667	288,000	245,505	131,262		83,690	47,059	1,142,183
C. Howard Nye(6)	2008	646,667	279,360	965,414	467,550		109,419	84,197	2,552,607
President and COO	2007	611,667	405,168	589,272	233,828		60,472	113,834	2,014,241
	2006	N/A	N/A	N/A	N/A		N/A	N/A	N/A
Philip J. Sipling	2008	452,400	217,152	1,279,943	500,977		603,968	122,402	3,176,842
Executive Vice	2007	438,015	246,626	662,708	345,941		382,845	102,404	2,178,539
President	2006	420,833	298,825	405,846	260,080		553,974	86,577	2,026,135
Daniel G. Shephard	2008	426,667	165,478	715,201	370,754		314,799	91,386	2,084,285
Executive Vice	2007	406,667	242,048	478,938	287,347		191,973	69,733	1,676,706
President	2006	360,000	288,000	236,926	164,991		190,117	49,087	1,289,121

(1)	The amounts in column (d) reflect the cash bonuses to the named individuals earned in 2008 and paid in 2009 under the Executive Incentive Plan, which is discussed in further detail on page 25 under the heading “Annual Bonus Compensation.” The amounts in this column also include the amounts of bonus irrevocably deferred in common stock units at the election of each named executive officer pursuant to the Corporation’s Incentive Stock Plan, which is discussed in further detail on page 26 under the heading “Performance-Based Stock Purchase Awards.” The number of stock units and the related grant date fair value attributable to the amounts of bonus so deferred by the named executive officers appear in column (i) and (l), respectively, of the Grants of Plan-Based Awards Table on page 35. The amounts mandatorily deferred in 2008 are included in column (e). The amounts deferred in 2008 for each of the named executive officers at his or her election, which are included in column (d), are as follows: Mr. Zelnak, $99,056; Ms. Lloyd, $10,320; Mr. Nye, $17,460; Mr. Sipling, $0; and Mr. Shephard, $41,369.

(2)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R), of awards of restricted stock units (including performance-based restricted stock unit awards granted in 2008) and awards related to the amount of cash bonus irrevocably and mandatorily deferred in common stock units by each named executive officer pursuant to the Corporation’s Incentive Stock Plan, which is discussed in further detail on page 27 under the heading “Performance-Based Stock Purchase Awards,” and thus include amounts from awards granted in 2008 as well as awards granted prior to 2008 for which charges were taken in 2008. The amounts in column (e) do not include the 20% discount on the Incentive Stock Plan units, which is reported in column (i). Assumptions used in the calculation of these amounts are included in Note A to the Corporation’s audited financial statements for the fiscal year ended December 31, 2008, included in the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2009. The amounts of cash bonus deferred in 2008 at the election of each named executive officer are included in column (d). The amounts of cash bonus mandatorily deferred in 2008 for each of the named executive officers are as follows: Mr. Zelnak, $231,131; Ms. Lloyd, $41,280; Mr. Nye, $69,840; Mr. Sipling, $0; and Mr. Shephard, $41,370. The reported amounts also include for Messrs. Zelnak and Sipling the FAS 123(R) charges taken in 2008 for awards of restricted stock units granted in 2003 in connection with the Corporation’s executive succession planning in the amounts of 60,000 and 20,000, respectively, which are discussed in further detail on page 29 under the heading “Succession Planning Restricted Stock Awards.”

(3)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for each fiscal year ended December 31, 2008, 2007 and 2006, in accordance with FAS 123(R), of stock option awards and thus include amounts from awards granted in each of 2008, 2007 and 2006 as well as awards granted prior to 2008, 2007 and 2006 for which charges were taken in 2008, 2007 and 2006, respectively. Under FAS 123(R), an entity may elect either the accelerated expense recognition method or a straight-line recognition method for awards subject to graded vesting based on a service condition. The Corporation elected to use the accelerated expense recognition method for stock options issued to employees. The accelerated recognition method requires stock options that vest ratably to be divided into tranches. The expense for each tranche is allocated to its particular vesting period. Because of the varying ages of the executives, awards granted at the same time are expensed over different time periods. Assumptions used in the calculation of these amounts for fiscal years ended December 31, 2008, 2007, and 2006 are included in Note A to the Corporation’s audited financial statements for the fiscal year ended December 31, 2008, included in the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2009.

(4)	The amounts in column (h) reflect the aggregate increase in the actuarial present value of the named executive officer’s accumulated benefits during 2008, 2007 and 2006, respectively, under all retirement plans established by the Corporation determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

(5)	The amount shown in column (i) reflects for each named executive officer: matching contributions allocated by the Corporation to each of the named executive officers pursuant to the Performance Savings Plan, which is more fully described on page 30 under the heading “Retirement and Other Benefits,” the value attributable to life insurance benefits provided to the named executive officers, which is more fully described on page 30 under the heading “Retirement and Other Benefits”; and the value attributable to personal use of leased automobiles provided by the Corporation, country club dues and, for some executive officers, the Corporation’s plane. These values are included as compensation on the W-2 of named executive officers who receive such benefits. Each such named executive officer is responsible for paying income tax on such amount. None of the All Other Compensation elements included in column (i) that are not perquisites or personal benefits exceed $10,000. None of the elements that are perquisites or personal benefits exceed the greater of $25,000 or 10% of the total perquisites for each named executive officer. The amounts in column (i) also reflect the charges taken in each of 2008, 2007 and 2006 related to the 20% discount from the market price of the Corporation’s common stock pursuant to the elective deferrals under the Incentive Stock Plan, and the dollar value of dividend equivalents on units credited under the Incentive Stock Plan and on restricted stock units as computed for financial statement reporting purposes for each fiscal year ended December 31, 2008, 2007 and 2006 in accordance with FAS 123(R). No charges were recognized by the Corporation in 2008, 2007 or 2006 for the discount or dividend equivalents related to units credited under the Incentive Stock Plan for amounts earned in 2008, 2007 or 2006 and paid in 2009, 2008 or 2007, respectively.

(6)	Mr. Nye was not a named executive officer for purposes of the Summary Compensation Table in 2006. The amount shown in column (i) includes a relocation bonus of $74,019 paid in connection with his moving allowance.

Grants of Plan-Based Awards

The table below shows each grant of an award made to a named executive officer in the fiscal year ended December 31, 2008. This includes equity awards made to the named executive officers under the Corporation’s Stock-Based Award Plan and the Incentive Stock Plan.

GRANTS OF PLAN-BASED AWARDS TABLE

										All Other
									All Other	Option
									Stock	Awards:
									Awards:	Number of		Grant Date
									Number of	Securities	Exercise or	Fair Value
			Estimated Possible Payouts Under			Estimated Future Payouts Under			Shares of	Underlying	Base Price	of Stock
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			Stock or	Options	of Option	and Option
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	(#)	Awards ($/Sh)	Awards(6)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Stephen P. Zelnak, Jr.	2/1/08	(1, 2)							6,375			785,910
Chairman and CEO	5/28/08	(3)							5,051			412,768
	5/28/08	(4)							22,536			2,654,065
	5/28/08	(5)								45,072	117.77	1,819,557
Anne H. Lloyd	2/1/08	(1, 2)		344,000	516,000				2,526			311,405
Senior Vice President,	5/28/08	(3)							790			64,559
CFO and Treasurer	5/28/08	(4)							5,131			604,278
	5/28/08	(5)								10,263	117.77	414,317
C. Howard Nye	2/1/08	(1, 2)		582,000	873,000				3,819			470,806
President and COO	5/28/08	(3)							1,336			109,178
	5/28/08	(4)							7,854			924,966
	5/28/08	(5)								15,707	117.77	634,092
Philip J. Sipling	2/1/08	(1, 2)		361,920	542,880				2,721			335,445
Executive Vice	5/28/08	(4)							5,131			604,278
President	5/28/08	(5)								10,263	117.77	414,317
Daniel G. Shephard	2/1/08	(1, 2)		341,334	512,000				2,526			311,405
Executive Vice	5/28/08	(3)							1,266			103,458
President	5/28/08	(4)							5,131			604,278
	5/28/08	(5)								10,263	117.77	414,317

(1)	The amounts shown in column (d) reflect the target level of annual bonus that could have been earned in 2008 that was paid in 2009 pursuant to the Executive Incentive Plan. The amounts shown in column (e) reflect the maximum level of annual bonus that could have been earned in 2008. There is no threshold amount since no amount is paid if performance falls below the performance goals. These amounts shown in columns (d) and (e) have not been reduced by the amounts that were mandatorily and voluntarily invested pursuant to the Incentive Stock Plan, which are also reported in column (i) of this table corresponding to footnote 2. The amount earned in cash and voluntarily deferred is also included in column (c) of the Summary Compensation Table. The dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R), for mandatory deferrals under the Incentive Stock Plan is also included in column (e) of the Summary Compensation Table on page 34. Mr. Zelnak does not participate in the Executive Incentive Plan.

(2)	The amounts shown in column (i) reflect the restricted stock unit awards granted in 2008 pursuant to the Stock-Based Award Plan, which are based on the previous three-year performance cycle and are subject to vesting after an additional three years of continued employment. The awards are discussed under the heading Performance-Based Restricted Stock Unit Awards on page 28 and the dollar amount is included in column (e) of the Summary Compensation Table on page 34.

(3)	The amounts shown in column (i) reflect the amount of cash bonus earned in 2008 but paid in 2009 that was deferred in units of common stock under the Incentive Stock Plan. Participants in this program for 2008 were approved on May 28, 2008. These awards are discussed under the heading

Performance-Based Stock Purchase Awards on page 27. These awards are also included in columns (d) and (e) of this table and the Summary Compensation Table on page 34.

(4)	The amounts shown in column (i) reflect the number of shares of restricted stock units granted in 2008 to each of the named executive officers pursuant to the Stock-Based Award Plan. These awards are discussed under the heading LTIP Awards on page 27. These awards are also included in column (e) of the Summary Compensation Table on page 34.

(5)	The amounts shown in column (j) reflect the number of options to purchase shares of the Corporation’s common stock granted in 2008 to each of the named executive officers pursuant to the Stock-Based Award Plan. These awards are discussed under the heading LTIP Awards on page 27. These awards are also included in column (f) of the Summary Compensation Table on page 34.

(6)	The amounts shown in column (l) reflect the grant date fair value of each equity award computed in accordance with FAS 123(R). These amounts are included in columns (e), (f) and (j) of the Summary Compensation Table on page 34.

Stock-based incentive awards have been a significant component of the Corporation’s management compensation. In 1998, the Board of Directors adopted and the Corporation’s shareholders approved the Stock-Based Award Plan. In 2008, the shareholders approved amendments to the plan increasing the number of shares of the Corporation’s common stock available for restricted stock awards. They also approved amendments to the plan designed to more directly tie long-term compensation incentives to the Corporation’s performance and enhance flexibility in structuring long-term incentive compensation packages by providing a mix of different types of long-term stock-based incentives.

As amended, the plan authorizes the Management Development and Compensation Committee to award stock options, restricted stock and other stock-based incentive awards to employees of the Corporation for the purpose of attracting, motivating, retaining and rewarding talented and experienced employees. The plan also provides for the automatic grant of non-qualified stock options to non-employee Directors of the Corporation on an annual basis, or as otherwise determined by the Board of Directors. Since 2005, the Corporation’s long-term compensation program consists of a mix of options and restricted stock units for senior level employees and restricted stock for other select employees. The awards granted are based on the achievement by the Corporation of specific goals related to the return on invested capital as compared to the Corporation’s weighted average cost of capital. Other restricted stock unit awards are granted based on the Corporation’s performance relative to peer groups.

A maximum of 5,000,000 shares of the Corporation’s common stock are authorized under the plan for grants to key employees. Of that amount, 1,500,000 shares are available under the Plan for restricted stock awards. Each award under the plan is evidenced by an award agreement setting forth the number and type of stock-based incentives subject to the award and such other terms and conditions applicable to the award as determined by the Committee. No individual may receive annual grants for more than 10% of the shares available under the plan.

Restricted stock awards to the named executive officers represent the value of units that correspond to common stock awarded to participants under the plan based on the closing market price of the Corporation’s common stock on the date of grant. The number of units granted to the named executive officers in 2008 include awards based on the attainment of the following goals: (1) on the Corporation’s performance as measured by its specific return on shareholders investment determined by a total return to shareholders ranking that must be at least in the 30th percentile as compared to the Standard and Poor’s MidCap 400 Index and to the Standard and Poor’s Basic Materials Index (formerly named the Basic Materials Industrial Group) for the three year performance period ending on January 1 in the year the awards are granted; and (2) the Corporation’s return on invested capital as compared to the weighted average cost of capital. Such awards vest generally if the executive is continuously employed from the date of grant through December 1 of the year that is immediately preceding three years from the date of grant or the fourth anniversary of the date of the grant, respectively, at which time shares of common stock are issued to the participant. Dividend equivalents are paid on the units at the same rate as dividends are paid to all shareholders.

Stock option awards to the named executive officers are made by the Committee, upon the recommendation of management of the Corporation, except for Mr. Zelnak, for whom the Committee formulates its own decision, and may be awarded based on past performance or as incentive for future efforts. Under the applicable award agreements, the 2008 options will vest and become exercisable in four equal increments on May 28, 2009, 2010, 2011, and 2012, and expire 8 years from the date of grant. Options awarded in 2008 expire 90 days following termination of employment, except in instances following death, disability or retirement. In the event of death, all outstanding options vest immediately and will expire one year following the date of death. For options awarded in 2008, the award agreement states that the terms of all outstanding options will be unaffected by normal retirement or disability and in the event of early retirement, options that are not vested will terminate on the second business day after such retirement and options that are vested will terminate 90 days thereafter unless the Chief Executive Officer or, in the case of the Corporation’s executive officers, the Committee, determines that all outstanding options will be unaffected by such retirement. In the event of a change in control (as defined in the plan), the vesting date of all outstanding options is accelerated so as to cause all outstanding options to become exercisable. The exercise price of the shares of common stock subject to options is set by the Committee and must be at least 100% of the fair market value of the shares on the date the option is granted.

Outstanding Equity Awards at Fiscal Year-End

The table below shows for each of the named executive officers the unexercised stock options, stock unit awards that have not vested, and equity incentive plan awards outstanding on December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	OPTION AWARDS						STOCK AWARDS
											Equity
											Incentive
										Equity	Plan Awards:
										Incentive	Market
				Equity						Plan Awards:	or Payout
				Incentive						Number of	Value or
				Plan Awards:			Number		Market	Unearned	Unearned
	Number of	Number of		Number			of Shares		Value of	Shares,	Shares,
	Securities	Securities		of Securities			or Units		Shares or	Units or	Units or
	Underlying	Underlying		Underlying			of Stock		Units of	other	Other
	Unexercised	Unexercised		Unexercised	Option		That		Stock That	Rights That	Rights
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	Have Not	That Have
	(#)	(#)		Options	Price	Expiration	Vested		Vested(1)	Vested	Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)

Stephen P. Zelnak, Jr.	9,762	9,763	(2)		61.05	5/24/2013	19,525	(6)	$1,895,487
Chairman and CEO	19,326	19,327	(3)		89.02	5/22/2014	19,327	(7)	$1,876,265
	9,321	27,963	(4)		151.92	5/22/2015	18,642	(8)	$1,809,765
	0	45,072	(5)		117.77	5/28/2016	21,981	(9)	$2,133,915
							60,000	(10)	$5,824,800
							7,742	(11)	$751,593
							6,217	(12)	$603,546
							5,397	(13)	$523,941
							3,904	(14)	$379,000

Anne H. Lloyd	5,500	0			36.55	8/15/2012	1,874	(6)	$181,928
Senior Vice President,	10,000	0			42.38	8/17/2014	3,407	(7)	$330,752
CFO and Treasurer	1,874	938	(2)		61.05	5/24/2013	4,301	(8)	$417,541
	3,407	3,408	(3)		89.02	5/22/2014	5,131	(9)	$498,117
	2,150	6,452	(4)		151.92	5/22/2015	2,972	(11)	$288,522
	0	10,263	(5)		117.77	5/28/2016	2,526	(12)	$245,224
							957	(13)	$92,905
							750	(14)	$72,810

C. Howard Nye	3,291	9,874	(4)		151.92	5/22/2015	6,582	(8)	$638,981
President and COO	0	15,707	(5)		117.77	5/28/2016	7,854	(9)	$762,466
							10,000	(15)	$970,800
							4,692	(11)	$455,499
							3,819	(12)	$370,749
							1,798	(14)	$174,550

Philip J. Sipling	30,000	0			42.38	8/17/2014	4,686	(6)	$454,917
Executive Vice	7,029	2,343	(2)		61.05	5/24/2013	4,381	(7)	$425,307
President	4,381	4,381	(3)		89.02	5/22/2014	4,301	(8)	$417,541
	2,150	6,452	(4)		151.92	5/22/2015	5,131	(9)	$498,117
	0	10,263	(5)		117.77	5/28/2016	20,000	(10)	$1,941,600
							3,402	(11)	$330,226
							2,721	(12)	$264,155
							795	(13)	$77,179
							626	(14)	$60,772

Daniel G. Shephard	4,000	0			42.38	8/17/2014	2,343	(6)	$227,458
Executive Vice	3,514	1,172	(2)		61.05	5/24/2013	4,381	(7)	$425,307
President	4,381	4,381	(3)		89.02	5/22/2014	4,301	(8)	$417,541
	2,150	6,452	(4)		151.92	5/22/2015	5,131	(9)	$498,117
	0	10,263	(5)		117.77	5/28/2016	3,128	(11)	$303,666
							2,526	(12)	$245,224
							1,532	(13)	$148,727
							1,228	(14)	$119,214

(1)	Based on the closing price of our common stock as of December 31, 2008 ($97.08)

(2)	Options exercisable on May 24, 2009.

(3)	Options exercisable ratably in installments on May 22, 2009 and 2010.

(4)	Options exercisable ratably in installments on May 22, 2009, 2010 and 2011.

(5)	Options exercisable ratably in installments on May 22, 2009, 2010 and 2011 and 2012.

(6)	Restricted stock units restrictions lapse on May 24, 2009.

(7)	Restricted stock units restrictions lapse on May 22, 2010.

(8)	Restricted stock units restrictions lapse on May 22, 2011.

(9)	Restricted stock units restrictions lapse on May 28, 2012.

(10)	Grants of restricted stock units were awarded in connection with the Corporation’s succession planning. Restrictions lapse on May 29, 2009 for Mr. Zelnak and on reaching age 62 for Mr. Sipling.

(11)	Restricted stock units restrictions lapse on December 1, 2009.

(12)	Restricted stock units restrictions lapse on December 1, 2010

(13)	Incentive Stock Plan units restrictions lapse on December 1, 2009.

(14)	Incentive Stock Plan units restrictions lapse on December 1, 2010.

(15)	Restricted stock units restrictions lapse on August 2, 2011.

Option Exercises and Stock Vested

The table below shows on an aggregated basis for each of the named executive officers information on (1) the exercise of options for the purchase of the Corporation’s common stock and (2) the vesting of stock, including restricted stock units and Incentive Stock Plan units, during the last completed fiscal year. There are no awards of stock appreciation rights (“SARs”) for the Corporation’s common stock or other similar instruments.

OPTION EXERCISES AND STOCK VESTED TABLE

	OPTION AWARDS		STOCK AWARDS
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting(1)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Stephen P. Zelnak, Jr. Chairman and CEO	0	0	14,358	512,458
Anne H. Lloyd Senior Vice President, CFO and Treasurer	0	0	2,447	151,876
C. Howard Nye President and COO	0	0	0	0
Philip J. Sipling Executive Vice President	0	0	3,426	193,916
Daniel G. Shephard Executive Vice President	0	0	3,196	159,646

(1)	The amounts in column (e) include the value of restricted stock unit awards at the time of vesting and the appreciation of both mandatory and voluntary contributions under the Incentive Stock Plan.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under our Pension Plan and Supplemental Excess Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements.

PENSION BENEFITS TABLE

		Numbers of	Present Value	Payments
		Years Credited	of Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)(1)	Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)

Stephen P. Zelnak, Jr.	Pension Plan	27.667	941,717
Chairman and CEO	SERP	27.667	10,254,891	0
Anne H. Lloyd	Pension Plan	10.583	159,960
Senior Vice President, CFO and Treasurer	SERP	10.583	308,594	0
C. Howard Nye	Pension Plan	2.417	35,163
President and COO	SERP	2.417	149,179	0
Philip J. Sipling	Pension Plan	24.000	843,982
Executive Vice President	SERP	24.000	2,527,235	0
Daniel G. Shephard	Pension Plan	19.917	354,231
Executive Vice President	SERP	19.917	755,631	0

(1)	Amounts in column (d) reflect the valuation method and use the assumptions that are included in Notes A and J to the Corporation’s audited financial statements for the fiscal year ended December 31, 2008, included in the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2009.

The Pension Plan is a defined benefit plan sponsored by the Corporation and covers all of the Corporation’s executive officers, including the named executive officers, and substantially all of the salaried employees of the Corporation on a non-contributing basis. Compensation covered by the Pension Plan generally includes, but is not limited to, base salary, executive incentive compensation awards, lump sum payments in lieu of a salary increase, and overtime. The normal retirement age under the Pension Plan is 65, but unreduced early retirement benefits are available at age 62 and reduced benefits are available as early as age 55. The calculation of benefits under the Pension Plan is generally based on an annual accrual rate, average compensation for the highest consecutive five years of the ten years preceding retirement, and the participant’s number of years of credited service (1.165% of average compensation up to social security covered compensation for up to 35 years and 1.50% of average compensation over social security covered compensation up to or over 35 years.) Benefits payable under the Pension Plan are subject to current Internal Revenue Code limitation, including a limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($230,000 in 2008). The Corporation’s Supplemental Excess Retirement Plan is a restoration plan that generally provides for the payment of benefits in excess of the Internal Revenue Code limits, which benefits vest in the same manner that benefits vest under the Pension Plan. The SERP provides for a lump sum payment of the vested benefits provided by the SERP subject to the provisions of Section 409A of the Internal Revenue Code of 1986. Certain of the named executive officers are eligible for early retirement, which allows for payment to employees who are age 55 with at least five years of service at a reduced benefit based on the number of years of service and the number of years prior to age 62 at which the benefits began. The present value of the pension plan and SERP benefit, respectively, for each of Messrs. Zelnak and Sipling, who are retirement eligible, if they had retired on

December 31, 2008 would be as follows: Mr. Zelnak, $941,717 and $10,254,891, respectively; and Mr. Sipling, $835,497 and $2,617,917, respectively. The other named executive officers are not yet eligible for early retirement, but would still be eligible for payments at age 55 at a reduced benefit based on the number of years of service and the number of years prior to age 65 at which the benefits began. The present value of the Pension plan and SERP benefit, respectively, for Ms. Lloyd, Mr. Nye and Mr. Shephard, who are not yet retirement eligible, if they had terminated on December 31, 2008 and began collecting benefits at age 55 would be as follows: Ms. Lloyd, $134,408 and $278,348, respectively; Mr. Nye, $0 and $0, respectively; and Mr. Shephard, $361,825 and $828,579, respectively. The amounts listed in the foregoing table are not subject to any deduction for Social Security benefits or other offset amounts.

Potential Payments Upon Termination or Change of Control

The discussion and tables below reflect the amount of potential payments and benefits to each of the named executive officers at, following, or in connection with any termination of such executive’s employment, including voluntary termination, involuntary not-for-cause termination, for cause termination, normal retirement, early retirement, in the event of disability or death of the executive, and termination following a change of control. The amounts assume that such termination was effective as of December 31, 2008 and thus includes amounts earned through such time and are estimates of the amounts that would have been paid out to the executives upon their termination at such time. The actual amounts to be paid out can only be determined at the time of such executive’s actual separation from the Corporation.

Payments Upon Any Termination.  Regardless of the manner in which the employment of a named executive officer terminates, he or she is entitled to receive the amounts earned during the term of employment, including cash compensation earned during the fiscal year, amounts contributed by the employee and the Corporation’s matching contributions to the Performance Sharing Plan, unused earned vacation pay and amounts accrued and vested through the Corporation’s Pension Plan and Supplemental Excess Retirement Plan.

Payments Upon Voluntary Termination.  In addition to the amounts described under the heading Payments Upon Any Termination, upon a voluntary termination of employment, the named executive officer would be entitled to receive the lower of the amount of cash contributed to the Incentive Stock Plan or the current market value of the common stock units credited to the employee measured by the New York Stock Exchange closing price of the Corporation’s common stock on the date of termination.

Payments Upon Involuntary Not-For-Cause Termination.  In addition to the amounts described under the heading Payments Upon Any Termination, upon an involuntary termination of employment not for cause, the named executive officer would be entitled to receive a prorated share of the common stock units credited to him or her under the Incentive Stock Plan paid out as shares of common stock and the remaining cash contribution invested by the employee in the plan. For those named executive officers with restricted stock unit awards that were granted in connection with the Corporation’s succession planning, the terms of the outstanding awards would be unaffected by such termination.

Payments Upon Involuntary For-Cause Termination.  In the event of involuntary termination for cause, which is defined in the Employment Protection Agreement and the Stock-Based Award Plan, the named executive officer would be entitled to receive the payments and benefits described under the heading Payments Upon Voluntary Termination.

Payments Upon Retirement.  In the event of the retirement at age 62 or above of a named executive officer, in addition to the items described under the heading Payments Upon Any Termination, the executive will continue to hold all outstanding options unaffected by the retirement and retain such options for the remainder of the outstanding term; will continue to hold all awards of performance-based restricted stock unit awards for the remainder of the outstanding term unaffected by the retirement; will vest in all outstanding awards of LTIP restricted stock units; for those named executive officers with restricted stock unit awards that were granted in connection with the Corporation’s executive succession planning, will vest in all outstanding awards (as to Mr. Zelnak, if such retirement is on or after May 29, 2009); will vest in all outstanding awards of common stock units under the Incentive Stock Plan; will be eligible to receive health and welfare benefits as described under the heading Retiree Medical; and will continue to receive life insurance coverage until his or her death.

Payments Made Upon Early Retirement.  In the event of the retirement prior to reaching age 62 but on or after reaching age 55, the named executive officer will receive benefits as described under the heading Payments Upon Voluntary Termination. In addition, the named executive officer will receive reduced benefits of the type described under Pension Benefits on page 40 and may be eligible for benefits described under the heading Retiree Medical on page 31 at a higher cost.

Payments Upon Death or Disability.  In the event of the death or disability of a named executive officer, in addition to the payments and benefits under the headings Payments Upon Any Termination, the named executive officer or their estate will receive benefits under the Corporation’s long-term disability plan or life insurance plan, as appropriate, and a death benefit payment equal to the then-current base salary of such employee paid under the Pension Plan. In addition, all awards of restricted stock units and options will vest and the executive or their estate will have one year to exercise the options.

Payments Upon a Change of Control.  The Corporation has entered into Employment Protection Agreements, as amended from time to time, with each of the named executive officers. The purpose of these agreements is to provide the Corporation’s key executives with payments and benefits upon certain types of terminations within two years and 30 days following a “Change of Control.” For purposes of the agreements, a Change of Control is generally defined as (i) the acquisition by any person, or related group of persons, of 40% or more of either the outstanding common stock of the Corporation or the combined voting power of the Corporation’s outstanding securities, (ii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Corporation’s assets following which the Corporation’s shareholders before such event fail to own more than 50% of the resulting entity, (iii) a change in the majority membership of the Board, or (iv) a liquidation or dissolution of the Corporation.

The agreements provide that if, within the two-year period following a Change of Control, an executive is terminated without “Cause” (as defined in the agreements) or terminates his employment with “Good Reason” (as defined in the agreements), or if the executive voluntarily terminates his employment for any reason during the thirty-day period following the second anniversary of the Change of Control, the Corporation is obligated to pay the executive, in a lump sum, an amount equal to three times the sum of the executive’s base salary, annual bonus, perquisites and the Corporation’s match to the defined contribution plan; the payment of a pro-rata annual bonus in the year of termination; and a continuation of health, medical and other insurance benefits for a period of three years following termination. The rationale for selecting these triggers is to encourage the named executive officers to remain focused on the Corporation, its performance and matters that are in the best interests of its shareholders rather than be distracted by the personal impact to their employment that the change of control may have. The rationale for selecting the latter trigger is to provide an incentive for the executive to remain with the Corporation for at least two years following a Change of Control and provide a limited period during which the executive could terminate his or her employment for no reason and obtain payment under his or her Employment Protection Agreement. For purposes of the agreements, Base Salary means the highest annual rate of base salary that the executive received within the twelve-month period ending on the date of the Change of Control, and Annual Bonus means the executive’s highest annual bonus paid during the period beginning five years prior to the Change of Control and ending on the date of the executive’s termination of employment. In addition, for three years following termination of employment, the Corporation must provide the executive with welfare benefits that are generally as favorable as those the executive enjoyed prior to the Change of Control. Executives also are credited with an additional three years of service under the defined benefit plan, are eligible to retire after age 55 without reduction in benefits and with a lump sum payment based on a 0% discount rate. The Corporation must also continue to provide the executive all benefits provided under the Corporation’s defined benefit and defined contribution retirement plans and provide the executive with the same retiree medical benefits that were in effect for retirees immediately prior to the Change of Control. Furthermore, the agreements provide for “gross up” payments to compensate the executives for any golden parachute excise taxes imposed under the Internal Revenue Code on account of the severance amounts. Gross-up payments are provided to ensure that executives retain the full value of these awards in these termination scenarios. The agreements also have confidentiality requirements to ensure that the executives do not disclose any confidential information relating to the Corporation.

The term of the agreements is one year following their effective dates. On each anniversary date of the effective date, the agreements are renewed for one additional year, unless either party gives notice of its intent to cancel the automatic extension. If, prior to termination, a Change of Control occurs or the Board becomes aware of circumstances which in the ordinary course result in a Change of Control, then under no circumstances will the agreements terminate prior to 31 days after the second anniversary of the Change of Control.

Value of Payments Upon Termination.  The following tables show the potential incremental payments to each of our named executive officers upon termination, including in the event of a change of control of the Corporation, assuming a December 31, 2008 termination date and, where applicable, using the New York Stock Exchange closing price of our common stock of $97.08.

POTENTIAL PAYMENTS UPON TERMINATION — STEPHEN P. ZELNAK, JR.

			Involuntary				Termination or
		Normal	Not For Cause				Resignation for
		Retirement	Termination				Good Reason
		(eligible	Absent a				Related to a
	Voluntary	to retire at	Change of	Termination			Change-of-
	Termination	12/31/08)(9)	Control	for Cause	Disability	Death	Control
	($)	($)	($)	($)	($)	($)	($)

Compensation
Cash Severance(1)							7,789,081
Benefits & Other Payments(2)
Unvested Restricted Stock Units(3)						14,895,371	14,895,371
Unexercisable Options(4)						507,506	507,506
Unvested Incentive Stock Plan Units(5)		16,364	10,909		16,364	16,364	16,364
Retirement Plans(6)							11,454,337
Health and Welfare Benefits(7)
Retiree Medical Benefits(8)							8,556
Excise Tax & Gross-up

(1)	Assumes all earned base salary has been paid.
(2)	The table does not include information with respect to plans or arrangements that are available generally to all salaried employees and that do not discriminate in favor of executive officers.
(3)	Reflects the estimated lump-sum intrinsic value of all unvested restricted stock units that were granted at lower prices. Also includes 60,000 shares of restricted stock units received in connection with executive succession planning in 2003.
(4)	Reflects the estimated lump-sum intrinsic value of unvested stock options.
(5)	Reflects the difference between the value of the unvested share units at year-end and the amount of cash invested by the executive officer in the share units.
(6)	Reflects the incremental value of the benefit (including three times the Corporation’s match to the defined contribution plan) in addition to the amount indicated in the column captioned Voluntary Termination that would be payable on a Change of Control. The table does not include information related to the form and amount of payments or benefits that are not enhanced or accelerated in connection with any triggering event that would be provided by (i) the Corporation’s retirement plans, which is disclosed in the Pension Benefits Table on page 40, or (ii) the Incentive Stock Plan, which is disclosed in the Outstanding Equity Awards at Fiscal Year-End Table on page 38.

(7)	Reflects the estimated incremental lump-sum present value of all future premiums that would be paid on behalf of Mr. Zelnak under the Corporation’s health and welfare plans, including long-term disability and life insurance.
(8)	Reflects the estimated incremental value of the benefit to which Mr. Zelnak would be entitled payable on a Change of Control. Assumes postretirement medical coverage begins after 3 years of active welfare coverage but no earlier than age 55.
(9)	Eligible to retire with an unreduced retirement benefit.

POTENTIAL PAYMENTS UPON TERMINATION — ANNE H. LLOYD

			Involuntary				Termination or
		Normal	Not For Cause				Resignation for
		Retirement	Termination				Good Reason
		(not eligible	Absent a				Related to a
	Voluntary	to retire at	Change of	Termination			Change-of-
	Termination	12/31/08)	Control	for Cause	Disability	Death	Control
	($)	($)	($)	($)	($)	($)	($)

Compensation
Cash Severance(1)							2,475,461
Benefits & Other Payments(2)
Unvested Restricted Stock Units(3)						1,962,084	1,962,084
Unexercisable Options(4)						61,233	61,233
Unvested Incentive Stock Plan Units(5)		2,902	1,934		2,902	2,902	2,902
Retirement Plans(6)					352,209	214,541	3,188,650
Health and Welfare Benefits(7)
Retiree Medical Benefits(8)
Excise Tax & Gross-up							2,937,728

(1)	Assumes all earned base salary has been paid.

(2)	The table does not include information with respect to plans or arrangements that are available generally to all salaried employees and that do not discriminate in favor of executive officers.

(3)	Reflects the estimated lump-sum intrinsic value of all unvested restricted stock unit awards.

(4)	Reflects the estimated lump-sum intrinsic value of unvested stock options.

(5)	Reflects the difference between the value of the unvested share units at year-end and the amount of cash invested by the executive officer in the share units.

(6)	Reflects the incremental value of the benefit (including three times the Corporation’s match to the defined contribution plan) in addition to the amount indicated in the column captioned Voluntary Termination that would be payable on a Change of Control. The table does not include information related to the form and amount of payments or benefits that are not enhanced or accelerated in connection with any triggering event that would be provided by (i) the Corporation’s retirement plans, which is disclosed in the Pension Benefits Table on page 40, or (ii) the Incentive Stock Plan, which is disclosed in the Outstanding Equity Awards at Fiscal Year-End Table on page 38.

(7)	Reflects the estimated incremental lump-sum present value of all future premiums that would be paid on behalf of Ms. Lloyd under the Corporation’s health and welfare plans, including long-term disability and life insurance.

(8)	Reflects the estimated incremental value of the benefit to which Ms. Lloyd would be entitled payable on a Change of Control. Assumes postretirement medical coverage begins after 3 years of active welfare coverage but no earlier than age 55.

POTENTIAL PAYMENTS UPON TERMINATION — C. HOWARD NYE

			Involuntary				Termination or
		Normal	Not For Cause				Resignation for
		Retirement	Termination				Good Reason
		(not eligible	Absent a				Related to a
	Voluntary	to retire at	Change of	Termination			Change-of-
	Termination	12/31/08)	Control	for Cause	Disability	Death	Control
	($)	($)	($)	($)	($)	($)	($)

Compensation
Cash Severance(1)							3,568,613
Benefits & Other Payments(2)
Unvested Restricted Stock Units(3)						3,198,495	3,198,495
Unexercisable Options(4)
Unvested Incentive Stock Plan Units(5)
Retirement Plans(6)					1,012,909		2,092,995
Health and Welfare Benefits(7)							33,894
Retiree Medical Benefits(8)
Excise Tax & Gross-up							3,338,813

(1)	Assumes all earned base salary has been paid.

(2)	The table does not include information with respect to plans or arrangements that are available generally to all salaried employees and that do not discriminate in favor of executive officers.

(3)	Reflects the estimated lump-sum intrinsic value of all unvested restricted stock unit awards.

(4)	Reflects the estimated lump-sum intrinsic value of unvested stock options.

(5)	Reflects the difference between the value of the unvested share units at year-end and the amount of cash invested by the executive officer in the share units.

(6)	Reflects the incremental value of the benefit (including three times the Corporation’s match to the defined contribution plan) in addition to the amount indicated in the column captioned Voluntary Termination that would be payable on a Change of Control. The table does not include information related to the form and amount of payments or benefits that are not enhanced or accelerated in connection with any triggering event that would be provided by (i) the Corporation’s retirement plans, which is disclosed in the Pension Benefits Table on page 40, or (ii) the Incentive Stock Plan, which is disclosed in the Outstanding Equity Awards at Fiscal Year-End Table on page 38.

(7)	Reflects the estimated incremental lump-sum present value of all future premiums that would be paid on behalf of Mr. Nye under the Corporation’s health and welfare plans, including long-term disability and life insurance.

(8)	Reflects the estimated incremental value of the benefit to which Mr. Nye would be entitled and the incremental value of the benefit payable on a Change of Control. Assumes postretirement medical coverage begins after 3 years of active welfare coverage but no earlier than age 55.

POTENTIAL PAYMENTS UPON TERMINATION — PHILIP J. SIPLING

			Involuntary				Termination or
		Normal	Not For Cause				Resignation for
		Retirement	Termination				Good Reason
		(eligible	Absent				Related to a
	Voluntary	to retire at	a Change of	Termination			Change-of-
	Termination	12/31/08)(9)	Control	for Cause	Disability	Death	Control
	($)	($)	($)	($)	($)	($)	($)

Compensation
Cash Severance(1)							2,510,453
Benefits & Other Payments(2)
Unvested Restricted Stock Units(3)						4,331,903	4,331,903
Unexercisable Options(4)						119,729	119,729
Unvested Incentive Stock Plan Units(5)		2,410	1,607		2,410	2,410	2,410
Retirement Plans(6)							3,096,634
Health and Welfare Benefits(7)
Retiree Medical Benefits(8)							7,915
Excise Tax & Gross-up

(1)	Assumes all earned base salary has been paid.

(2)	The table does not include information with respect to plans or arrangements that are available generally to all salaried employees and that do not discriminate in favor of executive officers.

(3)	Reflects the estimated lump-sum intrinsic value of all unvested restricted stock unit awards. Also includes 20,000 shares of restricted stock units received in connection with executive succession planning in 2003.

(4)	Reflects the estimated lump-sum intrinsic value of unvested stock options.

(5)	Reflects the difference between the value of the unvested share units at year-end and the amount of cash invested by the executive officer in the share units.

(6)	Reflects the incremental value of the benefit (including three times the Corporation’s match to the defined contribution plan) in addition to the amount indicated in the column captioned Voluntary Termination that would be payable on a Change of Control. The table does not include information related to the form and amount of payments or benefits that are not enhanced or accelerated in connection with any triggering event. that would be provided by (i) the Corporation’s retirement plans, which is disclosed in the Pension Benefits Table on page 40, or (ii) the Incentive Stock Plan, which is disclosed in the Outstanding Equity Awards at Fiscal Year-End Table on page 38.

(7)	Reflects the estimated incremental lump-sum present value of all future premiums that would be paid on behalf of Mr. Sipling under the Corporation’s health and welfare plans, including long-term disability and life insurance.

(8)	Reflects the estimated incremental value of the benefit to which Mr. Sipling would be entitled payable on a Change of Control. Assumes postretirement medical coverage begins after 3 years of active welfare coverage but no earlier than age 55.

(9)	Eligible to retire with a reduced retirement benefit.

POTENTIAL PAYMENTS UPON TERMINATION — DANIEL G. SHEPHARD

			Involuntary				Termination or
		Normal	Not For Cause				Resignation for
		Retirement	Termination				Good Reason
		(not eligible	Absent a				Related to a
	Voluntary	to retire at	Change of	Termination			Change-of-
	Termination	12/31/08)	Control	for Cause	Disability	Death	Control
	($)	($)	($)	($)	($)	($)	($)

Compensation
Cash Severance(1)							2,434,215
Benefits & Other Payments(2)
Unvested Restricted Stock Units(3)						2,117,313	2,117,313
Unexercisable Options(4)						77,520	77,520
Unvested Incentive Stock Plan Units(5)		4,645	3,097		4,645	4,645	4,645
Retirement Plans(6)					181,179	71,163	4,817,271
Health and Welfare Benefits(7)							33,760
Retiree Medical Benefits(8)							36,630
Excise Tax & Gross-up							3,933,117

(1)	Assumes all earned base salary has been paid.

(2)	The table does not include information with respect to plans or arrangements that are available generally to all salaried employees and that do not discriminate in favor of executive officers.

(3)	Reflects the estimated lump-sum intrinsic value of all unvested restricted stock unit awards.

(4)	Reflects the estimated lump-sum intrinsic value of unvested stock options.

(5)	Reflects the difference between the value of the unvested share units at year-end and the amount of cash invested by the executive officer in the share units.

(6)	Reflects the incremental value of the benefit (including three times the Corporation’s match to the defined contribution plan) in addition to the amount indicated in the column captioned Voluntary Termination that would be payable on a Change of Control. The table does not include information related to the form and amount of payments or benefits that are not enhanced or accelerated in connection with any triggering event that would be provided by (i) the Corporation’s retirement plans, which is disclosed in the Pension Benefits Table on page 40, or (ii) the Incentive Stock Plan, which is disclosed in the Outstanding Equity Awards at Fiscal Year-End Table on page 38.

(7)	Reflects the estimated incremental lump-sum present value of all future premiums that would be paid on behalf of Mr. Shephard under the Corporation’s health and welfare plans, including long-term disability and life insurance.

(8)	Reflects the estimated incremental value of the benefit to which Mr. Shephard would be entitled payable on a Change of Control. Assumes postretirement medical coverage begins after 3 years of active welfare coverage but no earlier than age 55.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information as of December 31, 2008 regarding the Corporation’s compensation plans that allow the Corporation to issue its equity securities. The Corporation’s equity compensation plans consist of the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors (the “Directors’ Plan”), the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan (the “Stock-Based Award Plan”), under which the Martin Marietta Materials Incentive Stock Plan (the “Incentive Stock Plan”) was adopted, the Martin Marietta Materials, Inc. Amended Omnibus Securities Award Plan (the “Omnibus Securities Award Plan”), and the Martin Marietta Materials, Inc. Shareholder Value Achievement Plan (the “Achievement Plan”). The Corporation’s shareholders have approved all of these plans. The Corporation has not entered into any individual compensation arrangements that would allow it to issue its equity securities to employees or non-employees in exchange for goods or services.

EQUITY COMPENSATION PLAN INFORMATION

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities to be		Under Equity
	Issued Upon Exercise of	Weighted-Average Exercise	Compensation Plans
	Outstanding	Price of Outstanding Options,	(Excluding Securities
Plan Category	Options, Warrants, and Rights	Warrants, and Rights	Reflected in Column (a))
	(a)(1)	(b)(1)	(c)(2)

Equity compensation plans approved by shareholders	1,580,511	58.60	1,318,815
Equity compensation plans not approved by shareholders	None	None	None
TOTAL	1,580,511	58.60	1,318,815

(1)	Includes 1,045,398 stock options that have a weighted-average exercise price of $85.00; 495,121 restricted stock units that have a $0 exercise price; and 39,992 stock units granted in accordance with the Corporation’s Incentive Stock Plan that are credited to participants at an average weighted cost of $94.19. The restricted stock units and stock units granted in accordance with the Corporation’s Incentive Stock Plan represent the Corporation’s obligation to issue shares in the future subject to certain conditions in accordance with the Corporation’s Stock-Based Award Plan.

(2)	Includes shares of the Corporation’s common stock available for issuance (other than upon the exercise of an option, warrant, or right) under the Corporation’s equity compensation plans as of December 31, 2008 in the following amounts: Directors’ Plan (199,375 shares), Stock-Based Award Plan (911,465 shares), and Achievement Plan (207,975 shares). The Directors’ Plan provides that nonemployee directors may elect to receive all or a portion of their fees in the form of common stock. Under the Achievement Plant, awards can be granted to key senior employees based on certain common stock performance over a long-term period. No awards have been granted under this plan since 2000.

Where can I find voting results for the Annual Meeting?

We will announce preliminary voting results at the conclusion of the meeting and publish final results in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the second quarter of fiscal year 2009.

Where can I find out more information about Martin Marietta Materials?

The Corporation maintains a website at www.martinmarietta.com where you can find additional information about the Corporation. Visitors to the website can view and print copies of the Corporation’s SEC filings, including periodic and current reports on Forms 10-K, 10-Q and 8-K, as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of our Audit Committee, Management Development and Compensation Committee and Nominating and Corporate Governance Committee, Corporate Governance Guidelines and Code of Ethics and Standards of Conduct are all available through the website. Alternatively, our shareholders and other interested parties may obtain, without charge, copies of all of these documents by writing to the Corporate Secretary, Martin Marietta Materials, Inc., 2710 Wycliff Road, Raleigh, NC 27607. Please note that the information contained on the Corporation’s website is not incorporated by reference in, or considered to be a part of, this document.

Who is paying for this proxy statement?

The entire cost of preparing, assembling, printing, and mailing the Notice of Meeting, this proxy statement, and proxies, and the cost of soliciting proxies relating to the meeting, if any, has been or will be paid by the Corporation. In addition to use of the mails, proxies may be solicited by officers, Directors, and other regular employees of the Corporation by telephone, facsimile, or personal solicitation, and no additional compensation will be paid to such individuals. The Corporation will use the services of Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, a professional soliciting organization, to assist in obtaining in person or by proxy the largest number of shareholder votes as is possible. The Corporation estimates its expenses for solicitation services will not exceed $10,000. The Corporation will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

Will any other matters be presented at the annual meeting?

At the time this proxy statement was filed with the Securities and Exchange Commission, the Board of Directors was not aware that any matters not referred to herein would be presented for action at the annual meeting. If any other matters properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented by proxies on such matters in accordance with their judgment in the best interest of the Corporation. It is also intended that discretionary authority will be exercised with respect to the vote on any matters incident to the conduct of the meeting.

INCORPORATION BY REFERENCE

The Audit Committee Report beginning on page 20 and the Management Development and Compensation Committee Report beginning on page 33 do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, or subject to Regulation 14A or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Corporation specifically requests that the information be treated as soliciting material or specifically incorporates such information by reference.

SHAREHOLDERS’ PROPOSALS FOR 2010 ANNUAL MEETING

Proposals by shareholders for nominations for Directors or other matters intended to be presented at the 2010 Annual Meeting of Shareholders of the Corporation must be received by the Secretary of the Corporation no later than December 19, 2009 in order to be included in the proxy statement and on the Proxy Card that will be solicited by the Board of Directors in connection with that meeting. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission. In addition, the Bylaws of the Corporation establish an advance notice requirement for any proposal of business to be considered at an annual meeting of shareholders, including the nomination of any person for election as Director. In general, written notice must be received by the Secretary of the Corporation at its principal executive office, 2710 Wycliff Road, Raleigh, North Carolina 27607, not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the preceding year’s proxy statement in connection with the annual meeting and must contain specified information concerning the matter to be brought before such meeting and concerning the shareholder proposing such a matter. Accordingly, to be considered at the 2010 Annual Meeting of Shareholders, proposals must be received by the Secretary of the Corporation no earlier than January 20, 2010 and no later than February 19, 2010. Any waiver by the Corporation of these requirements with respect to the submission of a particular shareholder proposal shall not constitute a waiver with respect to the submission of any other shareholder proposal nor shall it obligate the Corporation to waive these requirements with respect to future submissions of the shareholder proposal or any other shareholder proposal. Any shareholder desiring a copy of the Bylaws of the Corporation will be furnished one without charge upon written request to the Secretary of the Corporation at its principal executive office, 2710 Wycliff Road, Raleigh, North Carolina 27607.

MARTIN MARIETTA MATERIALS, INC.

April 21, 2009

APPENDIX A

MARTIN MARIETTA MATERIALS, INC.
GUIDELINES FOR POTENTIAL NEW BOARD MEMBERS

Preamble:  The following guidelines are one of the tools used to assist the Nominating and Corporate Governance Committee in the exercise of its responsibility to evaluate the suitability of new potential candidates for the Board of Directors, consistent with any criteria set out in the Corporation’s Corporate Governance Guidelines. In evaluating a new potential candidate who is not an employee or former employee of the Corporation, the Nominating and Corporate Governance Committee would take into consideration the extent to which the candidate has the personal characteristics and core competencies outlined in one or more of the guidelines set out below, and would take into account all other factors it considers appropriate, including the overall composition of the Board. These guidelines are in addition to and are not intended to change or interpret any law or regulation, or the Corporation’s Articles of Incorporation or Bylaws. The guidelines are subject to modification from time to time by the Nominating and Corporate Governance Committee.

1. Candidates should have a long-term history of the highest integrity and should ascribe fully to the ethics program of the Corporation.

2. Candidates should be experienced and seasoned but still active in their careers. Ideally they should have five years or more expected in their full-time career before normal retirement.

3. Consideration should be given to matching the geographic base of the candidate with the geographic coverage of the Corporation.

4. Consideration should be given to diversity on the Board, including candidates that have ethnic backgrounds that reflect the constituencies of the Corporation.

5. Generally, candidates should not come from firms or companies that are significant sellers or buyers of goods and services to or from the Corporation.

6. Candidates who would serve on the Corporation’s Audit Committee, Nominating and Corporate Governance Committee, or Management Development and Compensation Committee should be “independent” as defined by the Securities and Exchange Commission, the New York Stock Exchange and the Corporation’s Corporate Governance Guidelines.

7. Given the nature of Board governance, the background and expertise of candidates should reflect the skill needs of the Board and the Corporation. With the Securities and Exchange Commission requirements with respect to audit committees and the financial nature of much of what the Board is responsible for, a significant number of Board members need to have strong financial knowledge.

8. Candidates should have significant professional experience to make a significant contribution to the Board such that the overall composition of the Board includes expertise in the following areas: audit committee financial experts, legal, human resources, business strategy, marketing, the primary businesses in which the Corporation operates, and other areas of importance to the Corporation.

9. Public company experience is highly desirable.

10. Candidates from education or nonprofit organizations will be considered where there is a specific priority need identified by the Board and where such a candidate can add value.

11. Board candidates ideally would serve on no more than three for-profit boards inclusive of Martin Marietta Materials to assure adequate time to discharge the duties of a Board member.

A-1

▼ FOLD AND DETACH HERE ▼

MARTIN MARIETTA MATERIALS, INC.
Proxy solicited by the Board of Directors for the
Annual Meeting to be held May 27, 2009
The undersigned hereby appoints Stephen P. Zelnak, Jr. and Anne H. Lloyd, and each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the common stock of the undersigned in Martin Marietta Materials, Inc. at the Annual Meeting of Shareholders to be held on May 27, 2009, and at any adjournment thereof.
1.
ELECTION OF DIRECTORS: Nominees are David G. Maffucci, William E. McDonald, Frank H. Menaker, Jr. and Richard A. Vinroot, for the terms described in the Martin Marietta Materials, Inc. Proxy Statement dated April 21, 2009.

☐ FOR all listed nominees (except do not vote for the nominee(s) whose name(s) I have written below)

☐ WITHHOLD AUTHORITY to vote for the listed nominees
2.	RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS
☐ FOR            ☐ AGAINST            ☐ ABSTAIN
3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments thereof.

MARTIN MARIETTA MATERIALS, INC.
▼ FOLD AND DETACH HERE ▼

This proxy is solicited by the Board of Directors and when properly executed will be voted as specified herein and, unless otherwise directed, will be voted FOR the election of all nominees as Directors and FOR the ratification of selection of Ernst & Young LLP as independent auditors. The Board of Directors recommends voting FOR each item.
Receipt of Notice of Annual Meeting of Shareholders and accompanying Proxy Statement is hereby acknowledged.

Please date and sign exactly as printed below and return promptly in the enclosed postage paid envelope

Dated: ________________________, 2009

Signature and Title

Signature if held jointly

(When signing as attorney, executor, administrator, trustee, guardian, etc., give title as such. If joint account, each joint owner should sign. If a corporation or a partnership, sign full corporate name or partnership name, as the case may be, by an authorized person.)